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As filed with the Securities and Exchange Commission on May 18, 2018

Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

CONTRAVIR PHARMACEUTICALS, INC.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	2834 (Primary Standard Industrial Classification Code Number)	46-2783806 (I.R.S. Employer Identification Number)

399 Thornall Street, First Floor
Edison, NJ 08837
(732) 902-4000
(Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

James R. Sapirstein
Chief Executive Officer
ContraVir Pharmaceuticals, Inc.
399 Thornall Street, First Floor
Edison, NJ 08837
(732) 902-4000
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:
Jeffrey J. Fessler, Esq. Sheppard, Mullin, Richter & Hampton LLP 30 Rockefeller Plaza, 39th Floor New York, New York 10112 Tel: (212) 653-8700 Fax: (212) 653-8701	Barry I. Grossman, Esq. Sarah E. Williams, Esq. Ellenoff Grossman & Schole LLP 1345 Avenue of the Americas New York, New York 10105 (212) 370-1300

Approximate date of commencement of proposed sale to the public:
As soon as practicable after the effective date of this Registration Statement.

            If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box:    ☒

            If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

            If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

            If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

            Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of "large accelerated filer," "accelerated filer," "smaller reporting company" and "emerging growth company" in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☒ Emerging growth company ☒

            If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided to Section 7(a)(2)(B) of the Securities Act. ☒

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Proposed Maximum Aggregate Offering Price(1)	Amount of Registration Fee

Units consisting of shares of Series C Convertible Preferred Stock, par value $0.0001 per share, and warrants to purchase shares of common stock, par value $0.0001 per share	$20,000,000	$2,490

Non-transferable rights to purchase units(2)	—	—

Series C Convertible Preferred Stock included as part of the units	Included with units above	—

Warrants to purchase shares of common stock included as part of the units(3)	Included with units above	—

Common stock issuable upon conversion of the Series C Convertible Preferred Stock(4)(5)	—	—

Common stock issuable upon exercise of the warrants(5)	$	$

Total	$20,000,000	$2,490

(1)
Estimated solely for purposes of calculating the registration fee in accordance with Rule 457(o) of the Securities Act of 1933, as amended (the "Act").

(2)
The rights are being issued without consideration. Pursuant to Rule 457(g), no separate registration fee is payable with respect to the rights being offered hereby since the rights are being registered in the same registration statement as the securities to be offered upon exercise of such rights.

(3)
Pursuant to Rule 457(g) of the Act, no separate registration fee is required for the warrants because the warrants are being registered in the same registration statement as the common stock of the Registrant issuable upon exercise of the warrants.

(4)
Pursuant to Rule 457(i) of the Act, no separate registration fee is required for the common stock issuable upon conversion of the Series C Convertible Preferred Stock because no additional consideration will be received in connection with the exercise of the conversion privilege.

(5)
In addition to the shares of common stock set forth in this table, pursuant to Rule 416 under the Act, this registration statement also registers such indeterminate number of shares of common stock as may become issuable upon conversion or exercise of these securities as the same may be adjusted as a result of stock splits, stock dividends, recapitalizations or other similar transactions.

            The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Subject to Completion, dated May 18, 2018

PRELIMINARY PROSPECTUS

Subscription Rights to Purchase Up to        Units
Consisting of an Aggregate of Up to        Shares of Series C Convertible Preferred Stock
and Warrants to Purchase Up to        Shares of Common Stock
at a Subscription Price of $1,000 Per Unit

           We are distributing to holders of our common stock and to certain warrant holders, at no charge, non-transferable subscription rights to purchase units. Each unit consists of            share of Series C Convertible Preferred Stock and            of a warrant. Each whole warrant will be exercisable for            share of our common stock. We refer to the offering that is the subject of this prospectus as the rights offering. In the rights offering, you will receive            subscription rights for every             shares of common stock owned or deemed owned at 5:00 p.m., Eastern Time, on                        , 2018, the record date of the rights offering. Shares that are "deemed owned" refer to the shares issuable upon exercise of outstanding warrants that we issued in October 2015, April 2016 and April 2017, whose holders have the right to participate in this rights offering. The Series C Convertible Preferred Stock and the warrants comprising the units will be separate upon the closing of the rights offering and will be issued separately, however, they may only be purchased as a unit, and the units will not trade as a separate security. The subscription rights will not be tradable.

           Each subscription right will entitle you to purchase one unit, at a subscription price of $1,000 per unit, which we refer to as the basic subscription right. Each whole warrant entitles you to purchase            share of common stock at an exercise price of $            per share from the date of issuance through its expiration years after the date of issuance. If you fully exercise your basic subscription right, you may also exercise an over-subscription privilege to purchase additional units that remain unsubscribed to at the expiration of the rights offering, subject to the availability and pro rata allocation of units among stockholders exercising this over-subscription privilege. This over-subscription privilege may be exercised for a period of       days following the expiration of the subscription rights offering period. If all the rights are exercised, the total purchase price of the units offered in the rights offering will be approximately $             million.

           The subscription rights will expire if they are not exercised by 5:00 p.m., Eastern Time, on                        , 2018, unless we extend the rights offering period. In our sole discretion, we may extend the rights offering and the period for exercising your subscription rights for a period not to exceed        days. You should carefully consider whether to exercise your subscription rights prior to the expiration of the rights offering. All exercises of subscription rights are irrevocable, even if the rights offering is extended by our board of directors.

           We have not entered into any standby purchase agreement or other similar arrangement in connection with the rights offering. The rights offering is being conducted on a best-efforts basis and there is no minimum amount of proceeds necessary to be received in order for us to close the rights offering.

           Our board of directors is making no recommendation regarding your exercise of the subscription rights. The subscription rights may not be sold, transferred or assigned and will not be listed for trading on any stock exchange or market or on the NASDAQ Capital Market. Our board of directors may cancel the rights offering at any time prior to the expiration of the rights offering for any reason. In the event the rights offering is cancelled, all subscription payments received by the subscription agent will be returned, without interest, as soon as practicable.

           We have engaged Maxim Group LLC to act as dealer-manager for this offering.

           Philadelphia Stock Transfer, Inc. will serve as the subscription agent for the rights offering. The subscription agent will hold in escrow the funds we receive from subscribers until we complete, abandon or terminate the rights offering. If you want to participate in this rights offering and you are the record holder of your shares of common stock, we recommend that you submit your subscription documents to the subscription agent well before the deadline of the rights offering period. If you want to participate in this rights offering and you hold shares through your broker, dealer, custodian bank or other nominee, you should promptly contact your broker, dealer, custodian, bank or other nominee and submit your subscription documents in accordance with the instructions and within the time period provided by your nominee.

           Our board of directors reserves the right to terminate the rights offering for any reason any time before the closing of the rights offering. If we terminate the rights offering, all subscription payments received will be returned within 10 business days, without interest or deduction. We expect the rights offering to expire on or about                        , 2018, subject to our right to extend the rights offering as described above, and that we would close on subscriptions within five business days.

           Our common stock is currently quoted on the NASDAQ Capital Market under the symbol "CTRV". On May 16, 2018, the last reported sale price per share of our common stock on the NASDAQ Capital Market was $0.26. We do not currently intend to apply for listing of the Series C Convertible Preferred Stock on any securities exchange or recognized trading system. We may apply to list the warrants on Nasdaq following their issuance under the symbol "                ."

           Our principal executive offices are located at 399 Thornall Street, First Floor, Edison, New Jersey 08837.

	Per Unit	Total(2)

Subscription price	$	$

Dealer-manager fees and expenses(1)	$	$

Proceeds to us, before expenses	$	$

(1)
In connection with the rights offering, we have agreed to pay Maxim Group LLC as the dealer-manager a cash fee equal to 6.0% of the gross proceeds received by us directly from exercises of the subscription rights. We have also agreed to reimburse the dealer-manager for certain accountable and non-accountable expenses up to $            . Please see "Plan of Distribution."

(2)
Assumes the rights offering is fully subscribed, but excludes proceeds from the exercise of warrants included in the units.

           Investing in our securities involves risks. You should carefully consider the Risk Factors beginning on page 22 of this prospectus before you make an investment in our securities.

           Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

Dealer-Manager

Maxim Group LLC

The date of this prospectus is                        , 2018

        Neither we nor the dealer-manager has authorized anyone to provide any information or to make any representations other than those contained in this prospectus or in any free writing prospectus prepared by or on behalf of us or to which we have referred you. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. This prospectus is an offer to sell only the units offered hereby, but only under the circumstances and in the jurisdictions where it is lawful to do so. The information contained in this prospectus or in any applicable free writing prospectus is current only as of its date, regardless of its time of delivery or any sale of shares of our common stock. Our business, financial condition, results of operations and prospects may have changed since that date. We are not, and the dealer-manager is not, making an offer of these securities in any jurisdiction where such offer is not permitted.

        For investors outside the United States: Neither we nor the dealer-manager has done anything that would permit this offering or possession or distribution of this prospectus in any jurisdiction where action for that purpose is required, other than in the United States. Persons outside the United States who come into possession of this prospectus must inform themselves about, and observe any restrictions relating to, the offering of securities and the distribution of this prospectus outside the United States.

        You should read this prospectus, any applicable prospectus supplement and the information incorporated by reference in this prospectus before making an investment in the securities of ContraVir Pharmaceuticals, Inc. See "Where You Can Find Additional Information" on page 60 for more information. You should rely only on the information contained in or incorporated by reference in this prospectus or a prospectus supplement. The Company has not authorized anyone to provide you with different information. This document may be used only in jurisdictions where offers and sales of these securities are permitted. You should assume that information contained in this prospectus, or in any document incorporated by reference, is accurate only as of any date on the front cover of the applicable document. Our business, financial condition, results of operations and prospects may have changed since that date.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

        This prospectus and the documents incorporated by reference herein contain, in addition to historical information, certain forward-looking statements. within the meaning of Section 27A of the Securities Act or 1933, as amended (the "Securities Act"), and Section 21E of the Securities Exchange Act of 1934, as amended, that include information relating to future events, future financial performance, strategies, expectations, competitive environment, regulation and availability of resources. Such forward-looking statements include those that express plans, anticipation, intent, contingency, goals, targets or future development and/or otherwise are not statements of historical fact. These forward-looking statements are based on our current expectations and projections about future events and they are subject to risks and uncertainties known and unknown that could cause actual results and developments to differ materially from those expressed or implied in such statements.

        In some cases, you can identify forward-looking statements by terminology, such as "expects," "anticipates," "intends," "estimates," "plans," "believes," "seeks," "may," "should", "could" or the negative of such terms or other similar expressions. Accordingly, these statements involve estimates, assumptions and uncertainties that could cause actual results to differ materially from those expressed in them. Any forward-looking statements are qualified in their entirety by reference to the factors discussed throughout this prospectus or incorporated herein by reference.

        You should read this prospectus and the documents we have incorporated by reference or filed as exhibits to the registration statement, of which this prospectus is part, completely and with the understanding that our actual future results may be materially different from what we expect. You should not assume that the information contained in this prospectus or any prospectus supplement or free writing prospectus is accurate as of any date other than the date on the front cover of those documents, or that the information contained in any document incorporated by reference is accurate as of any date other than the date of the document incorporated by reference, regardless of the time of delivery of this prospectus or any sale of a security.

        Risks, uncertainties and other factors that may cause our actual results, performance or achievements to be different from those expressed or implied in our written or oral forward-looking statements may be found in this prospectus under the heading "Risk Factors" and in our Transition Report on Form 10-KT for the transition period from July 1, 2017 to December 31, 2017, under the headings "Risk Factors" and "Business," as updated in our Quarterly Report(s) on Form 10-Q.

        Forward-looking statements speak only as of the date they are made. You should not put undue reliance on any forward-looking statements. We assume no obligation to update forward-looking statements to reflect actual results, changes in assumptions or changes in other factors affecting forward-looking information, except to the extent required by applicable securities laws. If we do update one or more forward-looking statements, no inference should be drawn that we will make additional updates with respect to those or other forward-looking statements.

        New factors emerge from time to time, and it is not possible for us to predict which factors will arise. In addition, we cannot assess the impact of each factor on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements. We qualify all of the information presented in this prospectus and incorporated herein by reference, and particularly our forward-looking statements, by these cautionary statements.

 PROSPECTUS SUMMARY

        The following summary highlights certain of the information contained elsewhere in or incorporated by reference into this prospectus. Because this is only a summary, however, it does not contain all the information you should consider before investing in our securities and it is qualified in its entirety by, and should be read in conjunction with, the more detailed information included elsewhere in or incorporated by reference into this prospectus. Before you make an investment decision, you should read this entire prospectus carefully, including the risks of investing in our securities discussed under the section of this prospectus entitled "Risk Factors" and similar headings in the other documents that are incorporated by reference into this prospectus. You should also carefully read the information incorporated by reference into this prospectus, including our financial statements, and the exhibits to the registration statement of which this prospectus is a part.

        Unless the context otherwise requires, references to "we," "our," "us," "ContraVir" or the "Company" in this prospectus mean ContraVir Pharmaceuticals, Inc. on a consolidated basis with its wholly-owned subsidiary, as applicable.

Our Company

        We are a biopharmaceutical company (incorporated in Delaware, May 15, 2013) focused on the development of antiviral drugs with a primary emphasis on the treatment of Hepatitis B virus ("HBV") infection.

        We are developing two orally dosed compounds to treat HBV infection, Tenofovir Exalidex ("TXL™"), formerly known as CMX157, and CRV431. TXL™ is a highly potent oral lipid conjugated prodrug of tenofovir, which is the active moiety of the approved drugs Viread® ("TDF") and Vemlidy® ("TAF"), marketed by Gilead Sciences, Inc. Prodrugs are designed to improve the characteristics of drugs, such as better organ-specific targeting and efficacy, lower pill burden, improved safety, etc. CRV431 is a novel drug candidate also designed for the treatment of chronic HBV infection.

        On December 18, 2014, we and Chimerix, Inc. ("Chimerix"), entered into a Licensing Agreement pursuant to which we licensed TXL™ from Chimerix for further clinical development and commercialization. On June 10, 2016, we completed the acquisition of Ciclofilin Pharmaceuticals, Inc. ("Ciclofilin"), a Delaware corporation, pursuant to an Agreement and Plan of Merger dated May 26, 2016. At the closing of the merger we acquired all of the outstanding equity interests in Ciclofilin in exchange for Ciclofilin having the right to receive future milestone payments. These milestone payments, if received, will be allocated among the holders of Ciclofilin common stock and certain creditors who converted their debt into equity immediately prior to the Closing. The milestone payments consist of up to $17 million cash and up to 10% of our issued and outstanding common stock as of June 10, 2016, and will be paid upon the achievement of certain developmental and/or regulatory milestones related to CRV431, Ciclofilin's lead development candidate.

Our Programs Under Development

Hepatitis B Therapies

  TXL™—Background

        TXL™ is a nucleoside analog lipid prodrug of tenofovir that utilizes a proprietary technology developed by Chimerix. The proprietary technology is utilized to covalently modify a drug molecule with a lipid side-chain that mimics a naturally occurring phospholipid component of cell membranes. The lipid-conjugated molecule can then utilize natural lipid uptake pathways to optimize delivery to the target organ (liver) and subsequent sequestration in liver (hepatic) cells. This molecular modification is designed to yield higher hepatic intracellular concentrations of the active tenofovir species (tenofovir diphosphate) while simultaneously reducing the concentration of tenofovir circulating outside the liver. This latter property is intended to reduce the overall likelihood of encountering potential off-target toxicities and side-effects. Chimerix tested TXL™ in a Phase 1 trial in 2010. The study was a randomized, double blind, placebo controlled, single dose escalation study conducted in healthy volunteers. The purpose of the study was to evaluate the safety, tolerability, and pharmacokinetics of TXL™.

        We in-licensed TXL™ from Chimerix in exchange for an upfront payment of 120,000 shares of our preferred stock, valued at $1.2 million (as at the time of the deal). We are developing TXL™ globally for the treatment of chronic HBV infection. A recently issued composition of matter patent for TXL™ provides intellectual property protection to at least 2031.

        The overall development strategy for TXL™ is to develop the compound to serve as a critical backbone therapy in future HBV curative combination therapies. It is thought that the cure for chronic HBV will necessarily include a nucleos(t)ide such as TXL™ to reduce viremia.

        We completed a Phase 1b safety and pharmacokinetic study in 2016. Data from the Phase 1b study demonstrate that TXL™ was safe and well tolerated by healthy volunteers in all five dosing groups, receiving once daily oral dosing of 5, 10, 25, 50 or 100 mg. In addition to demonstrating an excellent safety profile, plasma levels of TXL™ and tenofovir showed a, dose-dependent pharmacokinetic profile. As expected, the novel structure of TXL™ resulted in decreased levels of systemically circulating tenofovir. Overall, therefore, the potential for the renal and bone side effects associated with Viread® ("TDF"), marketed by Gilead, was reduced.

        In 2016 we initiated a Phase 2 multiple ascending dose proof of concept clinical trial. The study enrolled 62 treatment-naïve patients with chronic HBV infection and compared TXL™ to TDF. The sequential dose escalation consisted of 10 patients per cohort receiving four weeks of a once-daily dose of either 5, 10, 25, 50 or 100 mg of TXL™, and two patients per cohort receiving 300 mg of TDF, the standard dose of TDF, as active treatment reference product.

        There were no serious adverse events ("SAEs") or discontinuations due to AEs, and other safety parameters (e.g., electrocardiograms, vital signs, safety laboratory results) showed no patterns, clusters, or relationship to the TXL™ dose. Interim data in the POC study have demonstrated that doses of TXL™ from 50-mg to 100-mg resulted in comparable mean HBV viral load reductions to the 300-mg dose of Viread® after 28 days of treatment. The data demonstrated that TXL™, at all doses tested, resulted in substantially lower systemic circulating levels of tenofovir in the blood compared to Viread®. These results demonstrate the potential for TXL™ to reduce the risk of bone- and kidney-related toxicities associated with Viread®.

        We submitted an Investigational New Drug application ("IND") to the U.S. Food and Drug Administration ("FDA") to support initiation of our HBV clinical development program in the United States and received a notice of approval in September 2017. We subsequently initiated a safety study in patients with severe renal impairment during the fourth quarter of 2017 and released the positive results of this study in January of 2018. Data from this study further supported the strong safety profile of TXL™ in patients with comorbidities.

        The study of 16 subjects included 8 healthy subjects with normal kidney function and 8 subjects with severely impaired kidney function. Results from the study confirmed that TXL™ was safe and well tolerated in both patient groups.

        Importantly, the data showed that the blood concentrations of TFV in severely renally-impaired subjects receiving 50 mg of TXL™ were similar to the TFV exposure levels observed after dosing of TDF 300 mg, the current standard of care. These findings indicate that dosing strength adjustments of TXL™ is not warranted in patients with compromised renal function.

        We received approval for our Clinical Trial Application ("CTA") in the United Kingdom and have completed Part I of the formulation optimization program in both humans and animals, demonstrating positive signals. Results from both preclinical and clinical studies will help us identify a potential lead formulation that is anticipated to deliver greater antiviral activity at lower doses, which will further build upon the safety and tolerability profile already established for TXL™. Final formulation optimization is currently underway, in anticipation of introducing the most appropriate formulation to HBV patients in the second half of 2018.

        On January 8, 2018, our Executive Team met with the FDA's Division of Antiviral Products at the Center for Drug Evaluation and Research, to review and discuss the data generated for TXL™ to date, as well as the data package that would be required for the filing of an NDA and successful registration of TXL™ in the U.S. leveraging the 505(b)2 Regulatory Pathway. On February 7, 2018, we received final written minutes from the FDA summarizing the outcome of the meeting and feedback received.

        Key highlights from the meeting outcome include:

  •
  Agreement on an abbreviated non-clinical Development Program

  •
  Agreement on a Clinical Pharmacology Package

  •
  Agreement on the major elements of Phase 3 trial design in treatment-naïve patients with chronic hepatitis B (both HBeAg and HeAg), including duration of treatment, clinical endpoints, comparator and;

  •
  Agreement on number of patients for the safety database needed for NDA submission

        The outcome of the meeting with FDA is a positive step towards the further execution of the streamlined development and registration of TXL™ in the U.S., which is expected to allow a faster and more cost-effective path to approval and commercialization in the U.S.

        On February 21, 2018, we received notification from the FDA of the orphan designation to our lead investigation drug, TXL™, for the treatment of chronic hepatitis B in a pediatric patient population (0 to11 years old).

        Chronic hepatitis B virus is a major public health burden affecting more than 350 million people worldwide. Children are infected at birth or in early childhood. Current treatment options available for children generally require lifelong treatment and have had limited success, creating a great need for improved therapies, ultimately leading to a functional cure.

        Orphan designation qualifies the sponsor of the drug for various development incentives, including tax credits for qualified clinical testing. Orphan drug designation qualifies TXL™ for seven years of market exclusivity in the U.S. upon approval, financial assistance in clinical research and development, and an accelerated evaluation of the registration package by the FDA. Additionally, a marketing application for a prescription drug product that has received orphan designation is not subject to a prescription drug user fee for the rare disease or condition for which the drug is designated.

  CRV431—Background

        CRV431 is a novel drug candidate designed to target a class of host proteins called cyclophilins, of which there are many types. Cyclophilins play a role in health and in the pathogenesis of certain diseases, and are known as peptidyl prolyl isomerases. The isomerase activity plays an important role in a number of biological processes including, for example, folding of proteins to confer certain 3-dimensional configurations. Three-dimensional configuration of proteins is a key element in determination of protein function. Additionally, specific host cyclophilins (e.g., cyclophilin A, B, C, D) play a role in the life cycle of certain viruses, including for example, HBV, HIV, and hepatitis C virus ("HCV") infections. CRV431 has been developed to inhibit the role of these host cyclophilins and therefore interfere in the propagation of these viruses. CRV431 does not directly target the virus and, as such, may be less susceptible to drug resistance, borne from viral mutations.

        Thus far, in vitro testing of CRV431 has been conducted in-house and in collaboration with external research groups including for example, the Scripps Research Institute ("Scripps"). Data in various cell lines of either transfected or infected HBV demonstrates nanomolar efficacy (EC50 values) and micromolar toxicity (CC50 values). The selective index (SI), therefore, is wide and suggests that CRV431 presents a viable clinical drug candidate for the treatment of viral infections, including HBV. Additional testing in a transgenic mouse model of HBV indicated that CRV431 reduced HBV DNA in the liver. In a non-alcoholic steatohepatitis (NASH) mouse model, CRV431 demonstrated anti-fibrotic potential, thus addressing an important concern of the downstream effects of chronic HBV infection and liver disease. Both animal models confirmed that CRV431 is orally active and appeared to be well tolerated.

        On May 10, 2018, we submitted an IND to the FDA to support initiation of our CRV431 HBV clinical development program in the United States. Our clinical program for CRV431 is expected to commence in the second half of 2018.

Market Opportunities

        We believe the Hepatitis B Market is poised for exceptional growth. HBV is a member of the hepadnavirus family that causes both acute and chronic liver infections. Transmission of the virus occurs by exposure to infected blood or bodily fluids, with the most typical modes being sexual contact, blood transfusion, re-use of contaminated syringes, and transmission from mother to child during childbirth.

        Acute infection with the hepatitis B virus typically results in a loss of appetite, nausea, vomiting, body aches, mild fever, and jaundice. More than 90% of adults infected with the hepatitis B virus will recover and be completely disease free within six months. A vaccine to prevent hepatitis B infection has been available in the U.S. for over 30 years. It is administered as a series of three shots and is now believed to offer indefinite protection against infection (Van Damme et al., 2007). The vaccine is both safe and effective, with over one billion doses administered worldwide since its introduction, with less than 1% of vaccinated children developing chronic infection.

        It is estimated that approximately 350-400 million people worldwide have a chronic, lifelong infection. According to the World Health Organization, the likelihood of developing a chronic hepatitis B infection is highly dependent upon the age when the infection occurs (WHO fact sheet N°204):

  •
  80-90% of infants infected during the first year of life develop chronic infections;

  •
  30-50% of children infected before the age of six develop chronic infections;

  •
  Less than 5% of otherwise healthy adults will develop chronic infection;

        Chronic HBV infection is associated with significant morbidity and mortality. If left untreated, 15-40% of chronically infected individuals will develop serious complications, such as hepatitis B associated liver cirrhosis or cancer (AASLD, 2009). Globally, there were 750 thousand HBV-related deaths in 2010 (Lavancy 2004), primarily due to end stage liver disease and liver cancer. Complications due to chronic HBV infection currently represent 5% to 10% of cases of liver transplantation.

        Two different types of drugs are utilized in the treatment of chronic HBV infection: conventional or pegylated interferon alpha (INF or PEG-INF) and nucleoside/nucleotide analogs ("NAs"). Treatment is dependent upon: serum HBV DNA levels, serum ALT levels, and severity of liver disease. NAs available for the treatment of chronic HBV infection include:

  •
  Nucleoside analogs: clevudine, emtricitabine, entecavir, lamivudine, telbivudine

  •
  Nucleotide analogs: adefovir and tenofovir.

        NAs are quite effective at inhibiting HBV replication; however, these treatments are not curative and require lifelong dosing. With the exception of tenofovir and entecavir, long-term treatment with these NAs is associated with a high risk of developing drug resistance. Entecavir is less effective in patients who had previously been treated with lamivudine (PI), a widely used treatment for HBV. Long-term treatment with the currently licensed prodrug of tenofovir, Viread®, is associated with kidney and bone toxicity (Scaglione et al., 2012)(PI).

        Tenofovir is a NA inhibitor of reverse transcriptase, an enzyme that has diverse functions during HBV replication (Jones et al., 2013). Tenofovir was originally synthesized in the mid 1980's and was initially shown to have anti-HIV activity. However, due to its very limited bioavailability, the compound did not have the potential for widespread use. TDFis a prodrug of tenofovir that was developed to allow for oral administration. TDF was approved by the FDA for the treatment of HIV in 2001 and for the treatment of chronic HBV infection in 2008. The drug is marketed under the name Viread® by Gilead Sciences, or Gilead. Gilead has also developed tenofovir alafenamide fumarate ("TAF"), currently marketed as Vemlidy®, as a follow-on compound to TDF. In both HIV and HBV clinical studies, TAF exhibits similar antiviral activity to TDF but at much lower concentrations of tenofovir in the blood. The lower blood concentration of tenofovir following metabolism of TAF supports the notion that kidney and bone toxicity will be reduced compared to treatment with TDF (Ruane et al., 2013, Agarwal et al., 2015 and Sax et al., 2015).

        A critical limitation of current therapies is the inability to achieve control of the infection in the vast majority of patients without lifelong treatment. HBV exists in the liver as viral cccDNA. The infected person is unable to eliminate this persistent form of the virus despite available therapies. This underscores the need for combination therapy with new classes of agents. Combinations of agents with new and complimentary mechanisms of action that attack the virus at different parts of its lifecycle will be needed to achieve a functional cure. It is our intention to develop TXL™, the prodrug of a well-established anti-HBV nucleotide analog, tenofovir, to be a pivotal component of a curative combination therapy for HBV. An example of such a combination would be TXL™ and CRV431.

        The drive to find meaningful combination therapy for the treatment of chronic HBV infection stems from the generally accepted principle that a functional cure should address: 1) reduction of HBV DNA; 2) reduction in expression of HBeAg and HBsAg; 3) development of anti-HBsAg antibodies; and 4) reduction/elimination of cccDNA. TXL™ has been primarily developed to reduce HBV DNA (viral load). Layering CRV431 on top of TXL™ is a strategy that begins to address this need for combination therapy to target multiple stages of the HBV life cycle, as preliminary findings indicate CRV431 suppresses HBV DNA and suppresses both HBeAg and HBsAg.

License Agreement

        Under the terms of the License Agreement, we licensed TXL™ from Chimerix in exchange for an upfront payment consisting of 120,000 shares of our Series B Convertible Preferred Stock with a stated value of $1.2 million. In addition, Chimerix is eligible to receive up to approximately $20 million in clinical, regulatory and initial commercial milestones in the United States and Europe, as well as royalties and additional milestones based on commercial sales in those territories. Either party may terminate the License Agreement upon the occurrence of a material breach by the other party (subject to standard cure periods), or upon certain events involving the bankruptcy or insolvency of the other party. We may also terminate the License Agreement without cause on a country by country basis upon sixty (60) days' prior written notice to Chimerix.

Secured Convertible Promissory Note

        On May 8, 2018, we entered into a securities purchase agreement (the "Securities Purchase Agreement") with Iliad Research and Trading, L.P. ("IRT"), pursuant to which we issued to IRT a secured convertible promissory note (the "Note") in the aggregate principal amount of $3,325,000 for an aggregate purchase price of $2,000,000 cash and $1,000,000 aggregate principal amount of investor notes (the "Investor Notes") payable to us. Closing occurred on May 9, 2018. The Note carries an original issue discount of $300,000, and the initial principal balance also includes $25,000 to cover IRT's transaction expenses. The Note bears interest at the rate of 10% per annum and matures on November 8, 2019. Beginning on November 8, 2018, IRT has the right to redeem all or any portion of the Note up to the Maximum Monthly Redemption Amount which is $500,000. Payments of each redemption amount may be made in cash or shares of our common stock at our election (so long as the various conditions to paying stock set forth in the Note are satisfied) provided, however, that if our common stock is trading below $0.20 per share, the redemption(s) must be in cash. Common stock issued upon redemption will be issued at a price equal to 80% of the lowest trade price of the common stock for the 20 consecutive trading days prior to the date of redemption, subject to adjustments; provided, however, that in no event will the redemption price be less than $0.20.

        We also entered into a security agreement with IRT, pursuant to which IRT will receive a security interest in substantially all of our assets, except for intellectual property.

Implications of Being an Emerging Growth Company

        We are an "emerging growth company," as defined in the Jumpstart Our Business Startups Act of 2012, or the JOBS Act, and, for as long as we continue to be an "emerging growth company," we may choose to take advantage of exemptions from various reporting requirements applicable to other public companies but not to "emerging growth companies," including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act of 2002, reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved. We could be an "emerging growth company" for up to five years, or until the earliest of (i) the last day of the first fiscal year in which our annual gross revenues exceed $1 billion, (ii) the date that we become a "large accelerated filer" as defined in Rule 12b-2 under the Securities Exchange Act of 1934, as amended, which would occur if the market value of our common shares that is held by non-affiliates exceeds $700 million as of the last business day of our most recently completed second fiscal quarter, or (iii) the date on which we have issued more than $1 billion in non-convertible debt during the preceding three-year period. We are choosing to "opt out" of the extended transition periods available under the JOBS Act for complying with new or revised accounting standards, and intend to take advantage of the other exemptions.

Corporate Information

        We were incorporated in Delaware on May 15, 2013 for the purpose of holding certain FV-100 assets of Synergy Pharmaceuticals Inc., or Synergy. We were a majority-owned subsidiary of Synergy until February 18, 2014, the date Synergy completed the spinout of our shares of common stock. Our principal executive offices are located at 399 Thornall Street, First Floor, Edison, New Jersey 08837. Our telephone number is (732) 902-4000 and our website address is www.contravir.com. The information on our website is not a part of, and should not be construed as being incorporated by reference into, this prospectus supplement or the accompanying prospectus.

SUMMARY OF THE RIGHTS OFFERING

Securities to be Offered:	We are distributing to you, at no charge, one non-transferable subscription right to purchase one unit for every shares of our common stock that you owned, or were deemed to own, as of the record date. Each unit consists of share of Series C Convertible Preferred Stock and of a warrant.
Size of Offering:

                units, representing one unit for each share of our common stock outstanding as of the record date and one unit for each share of common stock underlying certain of our warrants outstanding as of the record date.

Subscription Price:	$1,000 per unit.
Series C Convertible Preferred Stock:

Each share of Series C Convertible Preferred Stock will be convertible, at our option at any time on or after the first anniversary of the closing of the rights offering or at the option of the holder at any time, into the number of shares of our common stock determined by dividing the $1,000 stated value per share of the Series C Convertible Preferred Stock by a conversion price of $                per share, subject to adjustment. The Series C Convertible Preferred Stock has certain conversion rights, dividend rights and liquidation preferences.

Warrants:

Each warrant entitles the holder to purchase                share of common stock at an exercise price of $                per share, subject to adjustment, through its expiration      years from the date of issuance. The warrants will be exercisable for cash, or, solely during any period when a registration statement for the exercise of the warrants is not in effect, on a cashless basis. We may apply to list the warrants on Nasdaq under the symbol "                ," although there is no assurance that a sufficient number of subscription rights will be exercised so that the warrants will meet the minimum listing criteria to be accepted for listing on Nasdaq. We may redeem the warrants for $                per warrant if our common stock closes above $                per share for ten consecutive trading days, provided that we may not do so prior to the first anniversary of closing of the rights offering.

Record Date:	5:00 p.m., Eastern Time, on , 2018.
Basic Subscription Rights:	Each subscription right entitles you to purchase one unit at the subscription price.
Over-Subscription Privilege:

If you exercise your basic subscription rights in full, you may also choose to purchase a portion of the units that are not purchased by our other holders through the exercise of their basic subscription rights, subject to proration and stock ownership limitations described elsewhere in this prospectus.

Expiration Date:	5:00 p.m., Eastern Time, on , 2018.

Procedure for Exercising Subscription Rights:	To exercise your subscription rights, you must take the following steps:

If you are a record holder of our common stock or a holder of certain outstanding warrants as of the record date, you must deliver payment and a properly completed rights certificate to the subscription agent to be received before 5:00 p.m., Eastern Time, on                , 2018. You may deliver the documents and payments by first class mail or courier service. If you use first class mail for this purpose, we recommend using registered mail, properly insured, with return receipt requested.

If you are a beneficial owner of shares that are registered in the name of a broker, dealer, bank or other nominee, you should instruct your broker, dealer, bank or other nominee to exercise your subscription rights on your behalf. Please follow the instructions of your nominee, who may require that you meet a deadline earlier than 5:00 p.m., Eastern Time, on                , 2018.

Delivery of Shares and Warrants:

As soon as practicable after the expiration of the rights offering, and within five business days thereof, we expect to close on subscriptions and for the subscription agent to arrange for the issuance of the shares of Series C Convertible Preferred Stock and warrants purchased pursuant to the rights offering. All shares and warrants that are purchased in the rights offering will be issued in book-entry, or uncertificated, form meaning that you will receive a direct registration, or DRS, account statement from our transfer agent reflecting ownership of these securities if you are a holder of record of shares or warrants. If you hold your shares in the name of a bank, broker, dealer, or other nominee, DTC will credit your account with your nominee with the securities you purchased in the rights offering.

Non-Transferability of Subscription Rights:	Subscription rights may not be sold, transferred, assigned or given away under any circumstances, and will not be listed for trading on any stock exchange or market.
Transferability of Warrants:	The warrants will be separately transferable following their issuance and through their expiration 3 years from the date of issuance.

Participation of Certain Warrant Holders:

Certain holders of our warrants to purchase common stock have the contractual right to participate in this offering. Each such warrant holder will receive one subscription right for each share of common stock that such warrant holder's warrant is exercisable for (or, as referred to elsewhere herein, for each share that such warrant holder is deemed to own). A total of                rights will be issued to these warrant holders.

No Board Recommendation:

Our Board of Directors (the "Board") is not making a recommendation regarding your exercise of the subscription rights. You are urged to make your decision to invest based on your own assessment of our business and financial condition, our prospects for the future, the terms of the rights offering, the information in this prospectus and other information relevant to your circumstances. Please see "Risk Factors" for a discussion of some of the risks involved in investing in our securities.

No Revocation:	All exercises of subscription rights are irrevocable.
Use of Proceeds:

Assuming the exercise of subscription rights to purchase all                units offered in the rights offering, after deducting dealer-manager fees and other fees and expenses, but excluding any proceeds received upon exercise of any warrants, we estimate the net proceeds from the rights offering will be approximately $                million. We intend to use the net proceeds to fund our research and development activities and for working capital and general corporate purposes. See "Use of Proceeds."

Material U.S. Federal Income Tax Consequences:

For U.S. federal income tax purposes, we do not believe you should recognize income or loss upon receipt or exercise of a subscription right. You should consult your own tax advisor as to the tax consequences of the rights offering in light of your particular circumstances. See "Material U.S. Federal Income Tax Consequences."

Extension and Termination:

We may extend the rights offering for additional time in our sole discretion, although we do not presently intend to do so. Our Board may also terminate the rights offering for any reason prior to its completion.

Subscription Agent Questions:	If you have any questions about the rights offering, please contact the subscription agent.
Subscription Agent	Philadelphia Stock Transfer, Inc.
Market for Common Stock:	Our common stock is listed on the NASDAQ Capital Market under the symbol "CTRV."

Market for Preferred Stock:

There is no established public trading market for the Series C Convertible Preferred Stock, and we do not expect a market to develop. In addition, we do not currently intend to apply for listing of the Series C Convertible Preferred Stock on any securities exchange or recognized trading system.

Market for Warrants

There is no established trading market for the warrants, and the warrants may not be widely distributed. We may apply to list the warrants for trading on Nasdaq under the symbol "                ," but there can be no assurance that a sufficient number of subscription rights will be exercised so that the warrants will meet minimum listing criteria to be accepted for listing on Nasdaq or that a market will develop for the warrants.

Dealer-Manager:	Maxim Group LLC

QUESTIONS AND ANSWERS ABOUT THE RIGHTS OFFERING

        The following are examples of what we anticipate will be common questions about the rights offering. The answers are based on selected information included elsewhere in this prospectus. The following questions and answers do not contain all of the information that may be important to you and may not address all of the questions that you may have about the rights offering. This prospectus and the documents incorporated by reference herein contain more detailed descriptions of the terms and conditions of the rights offering and provide additional information about us and about our business, including potential risks related to the rights offering, the units offered hereby, and our business.

        Exercising the subscription rights and investing in our securities involve a high degree of risk. We urge you to carefully read the section entitled "Risk Factors" beginning on page 22 of this prospectus and all other information included in, or incorporated by reference into, this prospectus in its entirety before you decide whether to exercise your subscription rights.

What is the rights offering?

        We are distributing to holders of shares of our common stock and to holders of certain outstanding warrants as of 5:00 p.m., Eastern Time , on                , 2018, which is the record date for the rights offering, at no charge, non-transferable subscription rights to purchase units, each consisting of          share of Series C Convertible Preferred Stock and          of a warrant. Each whole warrant will be exercisable for          share of our common stock. You will receive one subscription right for every          shares of common stock you owned or were deemed to own as of 5:00 p.m., Eastern Time, on the record date. Each subscription right entitles the holder to a basic subscription right and an over-subscription privilege, which are described below. Upon closing of the rights offering, the Series C Convertible Preferred Stock and warrants will immediately separate. We may apply to list the warrants on Nasdaq under the symbol "          ." The common stock to be issued upon conversion of the Series C Convertible Preferred Stock or exercise of the warrants, like our existing shares of common stock, will be traded on the NASDAQ Capital Market under the symbol "CTRV."

Why are we conducting the rights offering?

        We are conducting the rights offering to fund our research and development activities and for working capital and general corporate purposes. For a detailed discussion, see "Use of Proceeds."

        Our Board has approved the rights offering and, based on information available to the Board and its subsequent analyses, believes that the rights offering is in the best interests of the Company and its stockholders. However, our Board is not making any recommendation regarding your exercise of the subscription rights.

What is the basic subscription right?

        Each basic subscription right gives our stockholders or certain warrant holders the opportunity to purchase units consisting of           share of Series C Convertible Preferred Stock and          of a warrant at a subscription price of $1,000 per unit, subject to the limits described below. We have granted to you, as a stockholder or a holder of certain outstanding warrants of record as of 5:00 p.m., Eastern Time, on the record date, one subscription right for every          shares of our common stock you owned or were deemed to own, as the case may be, at that time. For example, if you owned 10,000 shares of our common stock as of 5:00 p.m., Eastern Time, on the record date, you would have received          subscription rights and would have the right to purchase           units for $          per unit subject to certain limitations. You may exercise all or a portion of your basic subscription rights or you may choose not to exercise any subscription rights at all. However, if you exercise fewer than all of your basic subscription rights, you will not be entitled to purchase any additional shares pursuant to the over-subscription privilege.

        If you hold CTRV stock certificates or warrants, the number of basic subscription rights you may exercise is indicated on the enclosed rights certificate. If you hold your shares in the name of a custodian bank, broker, dealer or other nominee, you will not receive a rights certificate. Instead, the Depository Trust Company ("DTC") will issue one subscription right to the nominee record holder for every          shares of our common stock that you own at the record date. If you are not contacted by your custodian bank, broker, dealer or other nominee, you should contact your nominee as soon as possible.

What is the over-subscription privilege?

        We do not expect all of our stockholders or all eligible warrant holders to exercise all of such holder's basic subscription rights. The over-subscription privilege provides each holder that exercises all of such holder's basic subscription rights the opportunity to purchase the units that are not purchased by other holders. If you fully exercise your basic subscription right, the over-subscription privilege of each right entitles you to subscribe for additional units unclaimed by other holders of rights in the rights offering at the same subscription price per unit. If an insufficient number of units are available to fully satisfy all over-subscription privilege requests, the available units will be distributed proportionately among rights holders who exercise their over-subscription privileges based on the number of units each rights holder subscribed for under the basic subscription right.

        In order to properly exercise your over-subscription privilege, you must deliver the subscription payment for exercise of your over-subscription privilege before the expiration of the rights offering. Because we will not know the total number of unsubscribed units before the expiration of the rights offering, if you wish to maximize the number of units you purchase pursuant to your over-subscription privilege, you will need to deliver payment in an amount equal to the aggregate subscription price for the maximum number of units available, assuming that no stockholder other than you has purchased any units pursuant to such stockholder's basic subscription right and over-subscription privilege. The subscription agent will return any excess payments by mail without interest or deduction promptly after the expiration of the subscription period. See "The Rights Offering—The Subscription Rights—Over-Subscription Privilege."

May the subscription rights that I exercise be reduced for any reason?

        Yes. While we are distributing to holders of our common stock and certain warrant holders one subscription right for every           shares of common stock owned or deemed owned on the record date, we are only seeking to raise $           million dollars in gross proceeds in this rights offering. As a result, based on (1)           shares of common stock outstanding and (2)           shares of common stock deemed to be owned by certain warrant holders and deemed to be outstanding as of             , 2018, we would grant subscription rights to acquire          units but will only accept subscriptions for          units. Accordingly, sufficient units may not be available to honor your subscription in full. If exercises of basic subscription rights exceed the number of units available in the rights offering, we will allocate the available units pro-rata among the record holders exercising the basic subscription rights in proportion to the number of shares of our common stock each of those record holders owned or were deemed to own on the record date, relative to the number of shares owned on the record date by all record holders exercising the basic subscription right. If this pro-rata allocation results in any record holders receiving a greater number of units than the record holder subscribed for pursuant to the exercise of the basic subscription rights, then such record holder will be allocated only that number of units for which the record holder subscribed, and the remaining units will be allocated among all other record holders exercising their basic subscription rights on the same pro rata basis described above. The proration process will be repeated until all units have been allocated. Please also see the discussion under "The Rights Offering—The Subscription Rights—Over-Subscription Privilege" and "The Rights

Offering—Limitation on the Purchase of Units" for a description of potential proration as to the over-subscription privilege and certain stock ownership limitations.

        If for any reason the amount of units allocated to you is less than you have subscribed for, then the excess funds held by the subscription agent on your behalf will be returned to you, without interest, as soon as practicable after the rights offering has expired and all prorating calculations and reductions contemplated by the terms of the rights offering have been effected, and we will have no further obligations to you.

What are the terms of the Series C Convertible Preferred Stock?

        Each share of Series C Convertible Preferred Stock will be convertible, at our option at any time on or after the first anniversary of the closing of the rights offering or at the option of the holder at any time, into the number of shares of our common stock determined by dividing the $          stated value per share of the Series C Convertible Preferred Stock by a conversion price of $          per share, subject to adjustment. The Series C Convertible Preferred Stock has certain conversion rights, dividend rights and liquidation preferences as described in more detail herein. We do not currently intend to list the Series C Convertible Preferred Stock on Nasdaq.

What are the terms of the warrants?

        Each warrant entitles the holder to purchase          share of common stock at an exercise price of $          per share from the date of issuance through its expiration          years from the date of issuance. The warrants will be exercisable for cash, or, solely during any period when a registration statement for the exercise of the warrants is not in effect, on a cashless basis. We may redeem the warrants for $          per warrant if our common stock closes above $          per share for ten consecutive trading days, provided that we may not do so prior to the first anniversary of closing of the rights offering .

Are the warrants listed?

        We may apply to list the warrants on Nasdaq under the symbol "          ," although there is no assurance that a sufficient number of subscription rights will be exercised so that the warrants will meet the minimum listing criteria to be accepted for listing on Nasdaq. The warrants will be listed in registered form under a warrant agent agreement with Philadelphia Stock Transfer, Inc.

What are the requirements to list the warrants on Nasdaq?

        We must (i) issue at least 400,000 warrants, (ii) maintain the listing of the common stock underlying the warrants on Nasdaq, (iii) have at least three registered and active market makers, and (iv) have at least 400 round lot holders of the warrants (meaning a holder of at least 100 warrants) to satisfy the initial listing requirements for Nasdaq.

Will fractional shares be issued upon exercise of subscription rights or warrants?

        No. We will distribute subscription rights to acquire whole units, rounding down the underlying number of common shares giving rise to such subscription rights to the nearest share. Any excess subscription payments received by the subscription agent will be returned within 10 business days after expiration of the rights offering, without interest or deduction. No fractional shares will be issued upon the conversion of the Series C Convertible Preferred Stock or upon exercise of warrants.

How was the subscription price determined?

        The Board determined the subscription price based on a variety of factors, including historical and current trading prices for our common stock, general business conditions, our need for capital, alternatives available to us for raising capital, potential market conditions, and our desire to provide an opportunity to our stockholders to participate in the rights offering on a pro rata basis. In conjunction with its review of these factors, the Board also reviewed our history and prospects, including our past and present earnings, our prospects for future earnings, and the outlook for our industry, and our current financial condition.

        The subscription price is not necessarily related to our book value, tangible book value, multiple of earnings or any other established criteria of value and may or may not be considered the fair value of our common stock to be offered in the rights offering. You should not consider the subscription price as an indication of value of the Company or our common stock. There is currently no market for our shares of Series C Convertible Preferred Stock and, unless we or you choose to convert such shares into shares of common stock, you will not be able to resell such shares. We cannot predict the price at which our shares of common stock will trade and, if listed, the warrants will trade after the rights offering. You should obtain a current quote for our common stock before exercising your subscription rights and make your own assessment of our business and financial condition, our prospects for the future, and the terms of the rights offering.

If I am a holder of only stock options or warrants, may I participate in the rights offering?

        Holders of common stock issued as of the record date and holders of our warrants issued in October 2015, April 2016 and April 2017 may participate in the rights offering. Following the consummation of the rights offering, the Company anticipates making an equitable adjustment to unexercised stock options to reflect the issuance of shares in the rights offering.

Am I required to exercise all of the subscription rights I receive in the rights offering?

        No. You may exercise any number of your subscription rights, or you may choose not to exercise any subscription rights. If you do not exercise any subscription rights, the number of shares of our common stock you own will not change; however, you will own a smaller proportional interest in the Company than if you had timely exercised all or a portion of your subscription rights. If you choose not to exercise your subscription rights or you exercise fewer than all of your subscription rights and other stockholders fully exercise their subscription rights or exercise a greater proportion of their subscription rights than you exercise, the percentage of our common stock owned by these other stockholders will increase relative to your ownership percentage, and your voting and other rights in the Company will likewise be diluted. In addition, if you do not exercise your basic subscription right in full, you will not be entitled to participate in the over-subscription privilege.

How soon must I act to exercise my subscription rights?

        If you received a rights certificate and elect to exercise any or all of your subscription rights, the subscription agent must receive your completed and signed rights certificate and payment (and your payment must clear) prior to the expiration of the rights offering, which is              , 2018, at 5:00 p.m., Eastern Time, unless you have used the guaranteed delivery procedures described under "The Rights Offering—Notice of Guaranteed Delivery." If you hold your shares in the name of a custodian bank, broker, dealer or other nominee, your nominee may establish a deadline prior to 5:00 p.m., Eastern Time, on              , 2018 by which you must provide it with your instructions to exercise your subscription rights and payment for your shares. Our Board may, in its discretion, extend the rights offering one or more times, but in no event will the expiration date be later than              , 2018. Our Board may cancel or amend the rights offering at any time before its expiration. In the event that the rights offering is cancelled, al subscription payments received will be returned promptly, without interest or penalty.

        Although we will make reasonable attempts to provide this prospectus to holders of subscription rights, the rights offering and all subscription rights will expire at 5:00 p.m., Eastern Time, on              , 2018 (unless extended), whether or not we have been able to locate each person entitled to subscription rights.

        All exercises of subscription rights are irrevocable, even if the rights offering is extended by our board of directors.

May I transfer my subscription rights?

        No. You may not sell, transfer or assign your subscription rights to anyone. Subscription rights will not be listed for trading on the NASDAQ Capital Market or any other stock exchange or market. Rights certificates may only be completed by the stockholder who receives them.

Are we requiring a minimum subscription to complete the rights offering?

        There is no aggregate minimum we must receive to complete the rights offering.

Has our Board made a recommendation to our stockholders regarding the rights offering?

        No. Our Board is not making a recommendation regarding your exercise of the subscription rights. Stockholders who exercise subscription rights risk investment loss on new money invested. There is currently no market for our shares of Series C Convertible Preferred Stock or warrants and, unless we or you choose to convert your shares of Series C Convertible Preferred Stock into or exercise your warrants for shares of common stock, you will not be able to resell such shares. We cannot predict the price at which our shares of common stock will trade and, if listed, the warrants will trade after the rights offering. On May 16, 2018, the last reported sale price of our common stock on Nasdaq was $0.26 per share. You are urged to make your decision based on your own assessment of our business and the rights offering. Please see "Risk Factors" in this prospectus and all other information included in, or incorporated by reference into, this prospectus for a discussion of some of the risks involved in investing in our securities.

How do I exercise my subscription rights if I own shares in certificate form or if I am an eligible warrant holder?

        If you hold a CTRV stock certificate or if you are an eligible warrant holder and you wish to participate in the rights offering, you must take the following steps:

  •
  deliver a complete and executed rights certificate and related subscription documents to the subscription agent on or before 5:00 p.m. Eastern Time, on              , 2018; and

  •
  deliver payment to the subscription agent on or before 5:00 p.m. Eastern Time, on              , 2018. Payment instructions will accompany your rights certificate.

        In certain cases, you may be required to provide additional documentation or signature guarantees.

        Please follow the delivery instructions on the rights certificate. Do not deliver documents to the Company. You are solely responsible for completing delivery to the subscription agent of your subscription documents, rights certificate and payment. We urge you to allow sufficient time for delivery of your subscription materials to the subscription agent so that the subscription agent receives the materials before 5:00 p.m., Eastern Time, on              , 2018.

        If you cannot deliver your rights certificate to the subscription agent prior to the expiration of the rights offering, you may follow the guaranteed delivery procedures described under "The Rights Offering—Notice of Guaranteed Delivery."

        If you send a payment that is insufficient to purchase the number of units you requested, or if the number of units you requested is not specified in the forms, the payment received will be applied to exercise your subscription rights to the fullest extent possible based on the amount of the payment received, subject to the availability of units in the rights offering and the elimination of fractional shares. Any excess subscription payments received by the subscription agent will be returned promptly, without interest, following the expiration of the rights offering.

What should I do if I want to participate in the rights offering, but my shares are held in the name of a custodian bank, broker, dealer or other nominee?

        If you hold your shares of common stock through a custodian bank, broker, dealer or other nominee, then your nominee is the record holder of the shares you own. If you are not contacted by your nominee, you should contact your nominee as soon as possible. Your nominee must exercise the subscription rights on your behalf for the shares of common stock you wish to purchase. You will not receive a rights certificate. Please follow the instructions of your nominee. Your nominee may establish a deadline that may be before 5:00 p.m., Eastern Time, on              , 2018, the expiration date for the rights offering.

What form of payment is required to purchase units?

        As described in the instructions accompanying the rights certificate, payments submitted to the subscription agent must be made in full United States currency by personal or certified check payable to              , the subscription agent, drawn upon a United States bank; U.S. Postal money order; or wire transfer.

        If payment is issued by check, payment will be deemed to have been received by the subscription agent only upon the subscription agent's receipt of the check, receipt and clearance of such check.

        Please note that funds paid by uncertified personal check may take at least seven business days to clear. Accordingly, if you wish to pay by means of an uncertified personal check, we urge you to make payment sufficiently in advance of the expiration date to ensure that the subscription agent receives cleared funds before that time.

When will I receive my new shares of Series C Convertible Preferred Stock and Warrants?

        All shares that you purchase in the rights offering to which you are entitled will be issued in book-entry, or uncertificated, form. When issued, the shares will be registered in the name of the subscription rights holder of record. As soon as practicable after the expiration of the rights offering period, the subscription agent will arrange for the issuance of the shares of common stock purchased in the rights offering. Subject to state securities laws and regulations, we have the discretion to delay distribution of any shares you may have elected to purchase by exercise of your rights in order to comply with state securities laws.

After I send in my payment and rights certificate, may I cancel my exercise of subscription rights?

        No. All exercises of subscription rights are irrevocable unless the rights offering is terminated, even if you later learn information about us or the rights offering that you consider to be unfavorable to the exercise of your subscription rights. You should not exercise your subscription rights unless you are certain that you wish to purchase shares of our common stock in the rights offering.

Have any stockholders agreed to exercise their rights?

        Yes.              , which own an aggregate of              shares of our common stock, or approximately      % of the shares outstanding, have agreed with us to exercise their respective basic subscription rights as well as exercise their over-subscription privilege pursuant to the rights offering in an amount not less than $          and $          , respectively. No fees or other consideration will be paid by the Company to            or (or any respective affiliates) in exchange for such agreement to purchase common stock in connection with the rights offering. Any shares of common stock purchased in connection with the transactions described in this paragraph will be purchased directly from us on a private basis and are not being registered pursuant to the registration statement of which this prospectus is a part.

Will our directors and officers participate in the rights offering?

        All holders of our common stock as of the record date for the rights offering and holders of certain warrants will receive, at no charge, the non-transferable subscription rights to purchase shares of our common stock as described in this prospectus. To the extent that our directors and officers held shares of our common stock (including shares of restricted common stock) or eligible warrants as of the record date, they will receive the subscription rights and, while they are under no obligation to do so, will be entitled to participate in the rights offering. Our directors and officers have not indicated to us whether they will purchase shares of our common stock in the offering pursuant to their basic subscription rights.

Will the equity awards of our employees, officers and directors automatically convert into common stock in connection with the rights offering?

        Holders of our equity awards to employees, officers and directors, including outstanding stock options, will not receive rights in the rights offering in connection with such equity awards, but will receive subscription rights in connection with any shares of our common stock held as of the record date.

How will the rights offering affect our outstanding common stock?

        As of            , 2018, we had          shares of our common stock outstanding. Assuming no additional shares of common stock are issued by the Company prior to consummation of the rights offering and assuming all units are sold in the rights offering, we will have          shares of common stock issued and outstanding,           shares of Series C Convertible Preferred Stock outstanding, and warrants to purchase an additional          shares of our common stock outstanding.

        The issuance of Series C Convertible Preferred Stock and warrants exercisable for shares of our common stock in the rights offering will dilute, and thereby reduce, your proportionate ownership in our shares of common stock, unless you fully exercise your basic subscription rights.

How much will the Company receive in net proceeds from the rights offering?

        We expect the aggregate proceeds, net of dealer-manager fees and other fees and expenses, from the rights offering will be approximately $           million, assuming all rights are exercised. We intend to use the net proceeds to provide for our general corporate purposes. Please see "Use of Proceeds."

Are there risks in exercising my subscription rights?

        Yes. The exercise of your subscription rights involves risks. Exercising your subscription rights involves the purchase of our securities and should be considered as carefully as you would consider any other equity investment. Among other things, you should carefully consider the risks described under the heading "Risk Factors" in this prospectus and all other information included in, or incorporated by reference into, this prospectus.

Can the Board terminate or extend the rights offering?

        Yes. Our Board may decide to terminate the rights offering at any time and for any reason before the expiration of the rights offering. We also have the right to extend the rights offering for additional periods in our sole discretion. We do not presently intend to extend the rights offering. We will notify stockholders and the public if the rights offering is terminated or extended by issuing a press release announcing the extension no later than 9:00 a.m., Eastern Time, on the next business day after the most recently announced expiration date of the rights offering.

If the rights offering is not completed, will my subscription payment be refunded to me?

        Yes. The subscription agent will hold all funds it receives in a designated bank account until the rights offering is completed. If the rights offering is not completed, all subscription payments received by the subscription agent will be returned promptly, without interest or penalty. If your shares are held in the name of a custodian bank, broker, dealer or other nominee, it may take longer for you to receive the refund of your subscription payment than if you were a record holder of your shares because the subscription agent will return payments through the record holder of your shares.

Will I receive interest on any funds I deposit with the subscription agent?

        No. You will not be entitled to any interest on any funds that are deposited with the subscription agent pending completion or cancellation of the rights offering. If the rights offering is cancelled for any reason, the subscription agent will return this money to subscribers, without interest or penalty, as soon as practicable.

How do I exercise my rights if I live outside of the United States?

        The subscription agent will hold rights certificates for stockholders having addresses outside of the United States. In order to exercise subscription rights, foreign stockholders must notify the subscription agent and timely follow the procedures described in "The Rights Offering—Foreign Stockholders."

What are the U.S. federal income tax consequences of exercising my subscription rights?

        The receipt and exercise of subscription rights by holders of shares of our common stock should generally not be taxable for U.S. federal income tax purposes. You should seek specific tax advice from your tax advisor in light of your particular circumstances and as to the applicability and effect of any other tax laws. See "Material U.S. Federal Income Tax Consequences."

What fees or charges apply if I purchase units in the rights offering?

        We are not charging any fee or sales commission to issue subscription rights to you or to issue units to you if you exercise your subscription rights (other than the subscription price). If you exercise your subscription rights through a custodian bank, broker, dealer or other nominee, you are responsible for paying any fees your nominee may charge you.

Whom should I contact if I have other questions?

        If you have other questions regarding the rights offering, please contact the subscription agent,              , toll free at              , or by mail at              .

To whom should I send my forms and payment?

        If your shares are held in the name of a broker, dealer, custodian bank or other nominee, then you should send your subscription documents and subscription payment to that record holder. If you are the record holder, then you should send your subscription documents, rights certificate, subscription payment or, if applicable, notice of guaranteed delivery, to the address provided below. If sent by mail, we recommend that you send documents and payments by registered mail, properly insured, with return receipt requested, and that a sufficient number of days be allowed to ensure delivery to the subscription agent. Do not send or deliver these materials to the Company.

By Registered Certified or Express Mail	By Overnight Courier

        You, or, if applicable, your nominee, are solely responsible for ensuring the subscription agent receives your subscription documents, rights certificate, notice of guaranteed delivery and subscription payment. You should allow sufficient time for delivery of your subscription materials to the subscription agent and clearance of payment before the expiration of the rights offering period.

Who is the dealer-manager?

        Maxim Group LLC will act as dealer-manager for the rights offering. Under the terms and subject to the conditions contained in the dealer-manager agreement, the dealer-manager will use its best efforts to solicit the exercise of subscription rights. We have agreed to pay the dealer-manager certain fees for acting as dealer-manager and to reimburse the dealer-manager for certain accountable and non-accountable expenses incurred in connection with this offering. The dealer-manager is not underwriting or placing any of the subscription rights or the shares of Series C Convertible Preferred stock or warrants being issued in the rights offering and is not making any recommendation with respect to such subscription rights (including with respect to the exercise or expiration of such subscription rights), shares of Series C Convertible Preferred Stock or warrants.

RISK FACTORS

        Investing in our securities involves a high degree of risk. Before making an investment decision with respect to our securities, we urge you to carefully consider the risks described in the " Risk Factors " section of our Transition Report on Form 10-K for the for the transition period from July 1, 2017 to December 31, 2017, which is incorporated by reference into this prospectus. These risk factors relate to our business, intellectual property, regulatory matters, and ownership of our common stock. In addition, the following risk factors present material risks and uncertainties associated with the rights offering. The risks and uncertainties incorporated by reference into this prospectus or described below are not the only ones we face. Additional risks and uncertainties not presently known or which we consider immaterial as of the date hereof may also have an adverse effect on our business. If any of the matters discussed in the following risk factors were to occur, our business, financial condition, results of operations, cash flows or prospects could be materially adversely affected, the market price of our securities could decline and you could lose all or part of your investment in our securities.

Risks Related to the Rights Offering

Future sales of our common stock may depress our share price.

        As of May 16, 2018, we had 85,494,364 shares of our common stock outstanding. Sales of a number of shares of common stock in the public market, or the issuance of additional shares upon exercise of outstanding warrants, could cause the market price of our common stock to decline. We may also sell additional common stock or securities convertible into or exercisable or exchangeable for common stock in subsequent public or private offerings or other transactions, which may adversely affect the market price of our common stock.

We presently do not intend to pay cash dividends on our common stock.

        We have never paid cash dividends in the past, and we currently anticipate that no cash dividends will be paid on the common stock in the foreseeable future.

Our stockholders may experience substantial dilution in the value of their investment if we issue additional shares of our capital stock.

        Our charter allows us to issue up to 120,000,000 shares of our common stock, par value $0.0001 per share, and to issue and designate the rights of, without stockholder approval, up to 20,000,000 shares of preferred stock, par value $0.0001 per share. To raise additional capital, we may in the future sell additional shares of our common stock or other securities convertible into or exchangeable for our common stock at prices that are lower than the prices paid by existing stockholders, and investors purchasing shares or other securities in the future could have rights superior to existing stockholders, which could result in substantial dilution to the interests of existing stockholders.

We may issue debt and equity securities or securities convertible into equity securities, any of which may be senior to our common stock as to distributions and in liquidation, which could negatively affect the value of our common stock.

        In the future, we may attempt to increase our capital resources by entering into debt or debt-like financing that is unsecured or secured by up to all of our assets, or by issuing additional debt or equity securities, which could include issuances of secured or unsecured commercial paper, medium-term notes, senior notes, subordinated notes, guarantees, preferred stock, hybrid securities, or securities convertible into or exchangeable for equity securities. In the event of our liquidation, our lenders and holders of our debt and preferred securities would receive distributions of our available assets before distributions to the holders of our common stock. Because our decision to incur debt and issue securities in future offerings may be influenced by market conditions and other factors beyond our control, we cannot predict or estimate the amount, timing or nature of our future offerings or debt financings. Further, market conditions could require us to accept less favorable terms for the issuance of our securities in the future.

Our management will have broad discretion over the use of the net proceeds from this offering, you may not agree with how we use the proceeds and the proceeds may not be invested successfully.

        Our management will have broad discretion as to the use of the net proceeds from this offering and could use them for purposes other than those contemplated at the time of commencement of this offering. Accordingly, you will be relying on the judgment of our management with regard to the use of these net proceeds, and you will not have the opportunity, as part of your investment decision, to assess whether the proceeds are being used appropriately. It is possible that, pending their use, we may invest the net proceeds in a way that does not yield a favorable, or any, return for us. The failure of our management to use such funds effectively could have a material adverse effect on our business, financial condition, operating results and cash flows.

Your interest in our company may be diluted as a result of this rights offering.

        Stockholders who do not fully exercise their subscription rights should expect that they will, at the completion of this offering, own a smaller proportional interest in our company than would otherwise be the case had they fully exercised their subscription rights. Further, the shares issuable upon the exercise of the warrants to be issued pursuant to the rights offering will dilute the ownership interest of stockholders not participating in this offering or holders of warrants who have not exercised them.

        Further, if you purchase units in this offering at the subscription price, you may suffer immediate and substantial dilution in the net tangible book value of our common stock. See "Dilution" in this prospectus for a more detailed discussion of the dilution which may incur in connection with this offering.

We may be or become the target of securities litigation, which is costly and time-consuming to defend.

        In the past, following periods of market volatility in the price of a company's securities or the reporting of unfavorable news, security holders have often instituted class action litigation. If the market value of our securities experience adverse fluctuations and we become involved in this type of litigation, regardless of the outcome, we could incur substantial legal costs and our management's attention could be diverted from the operation of our business, causing our business to suffer.

There may be future sales or other dilution of our equity, which may adversely affect the market price of our common stock.

        We are generally not restricted from issuing additional common stock, including any securities that are convertible into or exchangeable for, or that represent the right to receive, common stock. The market price of our common stock could decline as a result of sales of common stock or securities that are convertible into or exchangeable for, or that represent the right to receive, common stock after this rights offering or the perception that such sales could occur. For example, we have a currently effective registration statement that permits us to sell shares of our common stock from time to time at prevailing market prices, which could result in dilution to investors in the rights offering.

Completion of the rights offering is not subject to us raising a minimum offering amount.

        Completion of the rights offering is not subject to us raising a minimum offering amount and, therefore, proceeds may be insufficient to meet our objectives, thereby increasing the risk to investors in this offering, including investing in a company that continues to require capital. See "Use of Proceeds."

This rights offering may cause the trading price of our common stock to decrease.

        The subscription price, together with the number of shares of common stock issuable upon conversion of the Series C Convertible Preferred Stock and warrants issuable in this right offering, may result in an immediate decrease in the market price of our common stock. This decrease may continue after the completion of this rights offering. If that occurs, you may have committed to buy shares of our Series C Convertible Preferred Stock which are convertible into shares of our common stock at a price greater than the prevailing market price. We cannot predict the effect, if any, that the availability of shares for future sale represented by the warrants issued in connection with the rights offering will have on the market price of our common stock from time to time. Further, if a substantial number of subscription rights are exercised and the holders of the shares received upon exercise of those subscription rights or the related warrants choose to sell some or all of the shares underlying the subscription rights or the related warrants, the resulting sales could depress the market price of our common stock.

Holders of our warrants will have no rights as a common stockholder until such holders exercise their warrants and acquire our common stock.

        Until holders of warrants acquire shares of our common stock upon exercise of the warrants, holders of warrants will have no rights with respect to the shares of our common stock underlying such warrants. Upon exercise of the warrants, the holders thereof will be entitled to exercise the rights of a common stockholder only as to matters for which the record date occurs after the exercise date.

If we terminate this offering for any reason, we will have no obligation other than to return subscription monies within 10 business days.

        We may decide, in our sole discretion and for any reason, to cancel or terminate the rights offering at any time prior to the expiration date. If this offering is cancelled or terminated, we will have no obligation with respect to subscription rights that have been exercised except to return within 10 business days, without interest or deduction, all subscription payments deposited with the subscription agent. If we terminate this offering and you have not exercised any subscription rights, such subscription rights will expire and be worthless.

The subscription price determined for this offering is not an indication of the fair value of our common stock.

        In determining the subscription price, our board of directors considered a number of factors, including, but not limited to, our need to raise capital in the near term to continue our operations, the current and historical trading prices of our common stock, a price that would increase the likelihood of participation in the rights offering, the cost of capital from other sources, the value of the Series C Convertible Preferred Stock and warrants being issued as components of the unit, comparable precedent transactions, an analysis of stock price trading multiples for companies similar to us that, among other things, did not need to raise capital in the near-term, and our most recently forecasted revenue relative to our peer group. The subscription price does not necessarily bear any relationship to any established criteria for value. No valuation consultant or investment banker has opined upon the fairness or adequacy of the subscription price. You should not consider the subscription price as an indication of the value of our company or our common stock.

If you do not act on a timely basis and follow subscription instructions, your exercise of subscription rights may be rejected.

        Holders of subscription rights who desire to purchase shares of our Series C Convertible Preferred Stock and warrants in this offering must act on a timely basis to ensure that all required forms and payments are actually received by the subscription agent prior to 5:00 p.m., Eastern Time, on the expiration date, unless extended. If you are a beneficial owner of shares of common stock and you wish to exercise your subscription rights, you must act promptly to ensure that your broker, dealer, bank, trustee or other nominee acts for you and that all required forms and payments are actually received by your broker, dealer, bank, trustee or other nominee in sufficient time to deliver such forms and payments to the subscription agent to exercise the subscription rights granted in this offering that you beneficially own prior to 5:00 p.m., Eastern Time on the expiration date, as may be extended. We will not be responsible if your broker, dealer, bank, trustee or other nominee fails to ensure that all required forms and payments are actually received by the subscription agent prior to 5:00 p.m., Eastern Time, on the expiration date.

        If you fail to complete and sign the required subscription forms, send an incorrect payment amount, or otherwise fail to follow the subscription procedures that apply to your exercise in this rights offering, the subscription agent may, depending on the circumstances, reject your subscription or accept it only to the extent of the payment received. Neither we nor the subscription agent undertakes to contact you concerning an incomplete or incorrect subscription form or payment, nor are we under any obligation to correct such forms or payment. We have the sole discretion to determine whether a subscription exercise properly follows the subscription procedures.

You may not receive all of the units for which you subscribe.

        While we are distributing to holders of our common stock and holders of certain outstanding warrants one subscription rights for every share of common stock owned or deemed to be owned on the Record Date, we are only seeking to raise $           million dollars in gross proceeds in this rights offering. As a result, based on           shares of common stock outstanding as of          , 2018, we would grant subscription rights to acquire            units but will only accept subscriptions for             units. Accordingly, sufficient units may not be available to honor your subscription in full. If excess units are available after the exercise of basic subscription rights, holders who fully exercise their basic subscription rights will be entitled to subscribe for an additional number of units. Over-subscription privileges will be allocated pro rata among rights holders who over-subscribed, based on the number of over-subscription units to which they have subscribed. We cannot guarantee that you will receive any or the entire amount of units for which you subscribed. If for any reason the amount of units allocated to you is less than you have subscribed for, then the excess funds held by the subscription agent on your behalf will be returned to you, without interest, as soon as practicable after the rights offering has expired and all prorating calculations and reductions contemplated by the terms of the rights offering have been effected, and we will have no further obligations to you.

        Unless we otherwise agree in writing, a person or entity, together with related persons or entities, may not exercise subscription rights (including over-subscription privileges) to purchase units that, when aggregated with their existing ownership, would result in such person or entity, together with any related persons or entities, owning in excess of 19.99% of our issued and outstanding shares of common stock following the closing of the transactions contemplated by this rights offering. If the amount of units allocated to you is less than your subscription request, then the excess funds held by the subscription agent on your behalf will be returned to you, without interest, as soon as practicable after the rights offering has expired and all prorating calculations and reductions contemplated by the terms of the rights offering have been effected, and we will have no further obligations to you.

If you make payment of the subscription price by personal check, your check may not clear in sufficient time to enable you to purchase shares in this rights offering.

        Any personal check used to pay for shares and warrants to be issued in this rights offering must clear prior to the expiration date of this rights offering, and the clearing process may require five or more business days. If you choose to exercise your subscription rights, in whole or in part, and to pay for shares and warrants by personal check and your check has not cleared prior to the expiration date of this rights offering, you will not have satisfied the conditions to exercise your subscription rights and will not receive the shares and warrants you wish to purchase.

The receipt of subscription rights may be treated as a taxable distribution to you.

        We believe the distribution of the subscription rights in this rights offering should be a non-taxable distribution to holders of shares of common stock under Section 305(a) of the Internal Revenue Code of 1986, as amended, or the Code. Please see the discussion on the "Material U.S. Federal Income Tax Consequences" below. This position is not binding on the IRS, or the courts, however. If this rights offering is deemed to be part of a "disproportionate distribution" under Section 305 of the Code, your receipt of subscription rights in this offering may be treated as the receipt of a taxable distribution to you equal to the fair market value of the subscription rights. Any such distribution would be treated as dividend income to the extent of our current and accumulated earnings and profits, if any, with any excess being treated as a return of capital to the extent thereof and then as capital gain. Each holder of shares of common stock and each holder of a warrant providing for participation is urged to consult his, her or its own tax advisor with respect to the particular tax consequences of this rights offering.

Exercising the subscription rights limits your ability to engage in certain hedging transactions that could provide you with financial benefits.

        By exercising the subscription rights, you are representing to us that you have not entered into any short sale or similar transaction with respect to our common stock since the record date for the rights offering. In addition, the subscription rights provide that, upon exercise of the subscription right, you agree not to enter into any short sale or similar transaction with respect to our common stock for so long as you continue to hold warrants issued in connection with the exercise of the subscription right. These requirements prevent you from pursuing certain investment strategies that could provide you greater financial benefits than you might have realized if the subscription rights did not contain these requirements.

The subscription rights are not transferable, and there is no market for the subscription rights.

        You may not sell, transfer, assign or give away your subscription rights. Because the subscription rights are non-transferable, there is no market or other means for you to directly realize any value associated with the subscription rights. You must exercise the subscription rights to realize any potential value from your subscription rights.

Absence of a public trading market for the warrants may limit your ability to resell the warrants.

        There is no established trading market for the warrants to be issued pursuant to this offering, and the warrants may not be widely distributed. We may apply to list the warrants for trading on Nasdaq under the symbol "          ," but there can be no assurance that a sufficient number of subscription rights will be exercised so that the warrants will meet minimum listing criteria to be accepted for listing on Nasdaq or that a market will develop for the warrants. Even if a market for the warrants does develop, the price of the warrants may fluctuate and liquidity may be limited. If the warrants are not accepted for listing on Nasdaq or if a market for the warrants does not develop, then purchasers of the warrants may be unable to resell the warrants or sell them only at an unfavorable price for an extended period of time, if at all. Future trading prices of the warrants will depend on many factors, including:

  •
  our operating performance and financial condition;

  •
  our ability to continue the effectiveness of the registration statement, of which this prospectus is a part, covering the warrants and the common stock issuable upon exercise of the warrants;

  •
  the interest of securities dealers in making a market; and

  •
  the market for similar securities.

There is no public market for the Series C Convertible Preferred Stock in this offering.

        There is no established public trading market for the Series C Convertible Preferred Stock, and we do not expect a market to develop. In addition, we do not currently intend to apply for listing of the Series C Convertible Preferred Stock on any securities exchange or recognized trading system.

The market price of our common stock may never exceed the exercise price of the warrants issued in connection with this offering.

        The warrants being issued in connection with this offering become exercisable upon issuance and will expire    years from the date of issuance. The market price of our common stock may never exceed the exercise price of the warrants prior to their date of expiration. Any warrants not exercised by their date of expiration will expire worthless and we will be under no further obligation to the warrant holder.

The warrants contain features that may reduce your economic benefit from owning them.

        The warrants contain features that allow us to redeem the warrants and that prohibit you from engaging in certain investment strategies. We may redeem the warrants for $          per warrant once the closing price of our common stock has equaled or exceeded $          per share, subject to adjustment, for ten consecutive trading days, provided that we may not do so prior to the first anniversary of closing of the rights offering, and only upon not less than 30 days' prior written notice of redemption. If we give notice of redemption, you will be forced to sell or exercise your warrants or accept the redemption price. The notice of redemption could come at a time when it is not advisable or possible for you to exercise the warrants. As a result, you may be unable to benefit from owning the warrants being redeemed. In addition, for so long as you continue to hold warrants, you will not be permitted to enter into any short sale or similar transaction with respect to our common stock. This could prevent you from pursuing investment strategies that could provide you greater financial benefits from owning the warrant.

The dealer-manager is not underwriting, nor acting as placement agent of, the subscription rights or the securities underlying the subscription rights.

        Maxim Group LLC will act as dealer-manager for this rights offering. As provided in the dealer-manager agreement, the dealer-manager will provide marketing assistance in connection with this offering. The dealer-manager is not underwriting or placing any of the subscription rights or the shares of our Series C Convertible Preferred Stock or warrants being issued in this offering and is not making any recommendation with respect to such subscription rights (including with respect to the exercise or expiration of such subscription rights), shares or warrants. The dealer-manager will not be subject to any liability to us in rendering the services contemplated by the dealer-manager agreement except for any act of bad faith or gross negligence by the dealer-manager. The rights offering may not be successful despite the services of the dealer-manager to us in this offering.

Since the warrants are executory contracts, they may have no value in a bankruptcy or reorganization proceeding.

        In the event a bankruptcy or reorganization proceeding is commenced by or against us, a bankruptcy court may hold that any unexercised warrants are executory contracts that are subject to rejection by us with the approval of the bankruptcy court. As a result, holders of the warrants may, even if we have sufficient funds, not be entitled to receive any consideration for their warrants or may receive an amount less than they would be entitled to if they had exercised their warrants prior to the commencement of any such bankruptcy or reorganization proceeding.

Risks Related to Our Business

        Investors should carefully consider the risks and uncertainties and all other information contained or incorporated by reference in this prospectus, including the risks and uncertainties discussed under " Risk Factors " in our most recent Transition Report on Form 10-KT, as may be amended from time to time, and in subsequent filings that are incorporated herein by reference. All of these risk factors are incorporated by reference herein in their entirety. These risks and uncertainties are not the only ones facing us. Our business, financial condition or results of operations could be materially adversely affected by any of these risks. The trading price of our common stock could decline due to any of these risks, and you may lose all or part of your investment. This prospectus and the incorporated documents also contain forward-looking statements that involve risks and uncertainties. Our actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including the risks mentioned in this prospectus.

USE OF PROCEEDS

        We will retain broad discretion over the use of the net proceeds from the sale of our securities offered hereby. Except as described in any prospectus supplement, we currently anticipate using the net proceeds from the sale of our securities offered hereby primarily for to fund our research and development activities and for working capital and general corporate purposes. Further, from time to time we may evaluate acquisition opportunities and engage in related discussions with other companies. Pending the use of the net proceeds, we intend to invest the net proceeds in short-term, interest-bearing, investment-grade securities.

 MARKET PRICE OF OUR COMMON STOCK AND RELATED STOCKHOLDER MATTERS

        Our common stock is traded on the NASDAQ Capital Market under the symbol "CTRV." Our common stock has, from time to time, traded on a limited, sporadic or volatile basis. The following tables show the high and low sales prices for our common stock for the periods indicated, as reported on the NASDAQ Capital Market. These prices do not reflect retail markups, markdowns or commissions.

	Price Ranges
	High	Low
Quarter ended June 30, 2018 (through May 16, 2018)	$0.31	0.22
Quarter ended March 31, 2018	$0.37	0.21
Quarter ended December 31, 2017	$0.83	0.32
Quarter ended September 30, 2017	$0.67	0.45
Quarter ended June 30, 2017	$1.78	0.58
Quarter ended March 31, 2017	$1.77	1.26
Quarter ended December 31, 2016	$2.35	1.09
Quarter ended September 30, 2016	$1.25	0.98
Quarter ended June 30, 2016	$1.18	0.82
Quarter ended March 31, 2016	$1.74	0.88

        The closing price of our common stock on May 16, 2018 was $0.26 per share. As of                , 2018, we had approximately            record holders of our common stock. Because so many of our shares are held by brokers and other institutions on behalf of stockholders, we are unable to estimate the total number of individual stockholders represented by these record holders.

 DIVIDEND POLICY

        We have never, and do not anticipate that we will, declare or pay a cash dividend. We expect to retain future earnings, if any, for our business and do not anticipate paying dividends on common stock or our Series C Convertible Preferred Stock at any time in the foreseeable future. Because we do not anticipate paying dividends in the future, the only opportunity for our stockholders to realize the creation of value in our common stock or our Series C Convertible Preferred Stock will likely be through a sale of those shares.

 DILUTION

        Purchasers of our common stock, which is issuable upon conversion of the Series C Convertible Preferred Stock and upon exercise of the warrants contained in the units, will experience an immediate dilution of the net tangible book value per share of our common stock. Our net tangible book value as of March 31, 2018 was approximately $3.1 million, or $0.036 per share of our common stock (based upon 85,451,346 shares of our common stock then outstanding). Net tangible book value per share is equal to our total tangible assets less our total liabilities, divided by the number of shares of our outstanding common stock.

        Dilution per share of common stock equals the difference between the subscription price per unit paid by purchasers in the rights offering (ascribing no value to the warrants contained in the units) and the net tangible book value per share of our common stock immediately after the rights offering.

        Based on the sale by us in this rights offering of a maximum of                        units (consisting of                        shares of Series C Convertible Preferred Stock and warrants to purchase an aggregate of                shares of common stock upon exercise), at the subscription price of $1,000 per unit, and after deducting estimated offering expenses and dealer-manager fees and expenses payable by us and assuming no exercise of the warrants, our pro forma net tangible book value as of March 31, 2018 would have been approximately $            , or $            per share. This represents an immediate increase in pro forma net tangible book value to existing stockholders of $            per share and an immediate dilution to purchasers in the rights offering of $            per share. The following table illustrates this per-share dilution:

Subscription Price		$1,000
Net tangible book value per share as of March 31, 2018		$0.036
Increase in net tangible book value per share attributable to Rights Offering	$
Pro forma net tangible book value per share as of March 31, 2018, after giving effect to rights offering	$
Dilution in net tangible book value per share to purchasers in the rights offering	$

THE RIGHTS OFFERING

        All holders of our common stock and holders of certain outstanding warrants as of the record date are eligible to participate in the rights offering. Please read through the material terms of the rights offering described in this section. If you hold your shares in a brokerage account or through a broker, dealer, custodian bank or other nominee, please also refer to "—Method of Exercising Subscription Rights—Subscription by Beneficial Owners."

The Subscription Rights

        We will distribute to holders of shares of our common stock and to holders of certain outstanding warrants as of 5:00 p.m., Eastern Time on                , 2018, the record date for the rights offering, at no charge, non-transferable subscription rights to purchase units, with each unit consisting of            share of Series C Convertible Preferred Stock and                of a warrant at $        per unit. Each holder of record of our common stock as of the record date will receive one subscription right for every                shares of common stock. Each holder of an eligible warrant will receive one subscription right for each share of common stock that such warrant holder's warrant is exercisable for. Each subscription right will entitle its holder to a basic subscription right and an over-subscription privilege. In the aggregate, the subscription rights entitle our holders of common stock to purchase a total of                units for a total price of approximately $             million. Shares of common stock issued upon conversion of the Series C Convertible Preferred Stock and warrants offered in the rights offering, like existing shares of our common stock, will be traded on the NASDAQ Capital Market under our stock symbol, "CTRV."

        Basic Subscription Right.    As described in the foregoing paragraph, the basic subscription right entitles its holder to purchase units, with each unit consisting of                share of Series C Convertible Preferred Stock and                of a warrant at a subscription price of $1,000 per unit. In order to exercise the basic subscription right, you must deliver the required documents and payment of the subscription price to the subscription agent prior to the expiration of the rights offering. If you choose to exercise your basic subscription rights, you may do so in part or in full. However, you may exercise your over-subscription privilege unless you exercise all of your basic subscription rights.

        Over-Subscription Privilege.    If you exercise your basic subscription rights in full, you may also choose to exercise your over-subscription privilege. Subject to proration and the limitations described in this prospectus, we will seek to honor the over-subscription requests in full. If over-subscription requests exceed the number of units available, however, we will allocate the available units pro rata among the holders as of the record date exercising the over-subscription privilege in proportion to the number of shares of our common stock or shares underlying eligible warrants each of those holders owned on the record date, relative to the number of shares of common stock and shares issuable upon exercise of eligible warrants owned on the record date by all holders as of the record date exercising the over-subscription privilege. If this pro rata allocation results in any holder receiving a greater number of units than the record holder subscribed for pursuant to the exercise of the over-subscription privilege, then such record holder will be allocated only that number of units for which the record holder oversubscribed, and the remaining units will be allocated among all other holders exercising the over-Subscription Privilege on the same pro rata basis described above. The proration process will be repeated until all units have been allocated.

        Philadelphia Stock Transfer, Inc., the subscription agent for the rights offering, will determine the over-subscription allocation based on the formula described above.

        To the extent the aggregate subscription payment of the actual number of unsubscribed units available to you pursuant to the over-subscription privilege is less than the amount you actually paid in connection with the exercise of the over-subscription privilege, you will be allocated only the number of unsubscribed units available to you, and any excess subscription payments will be returned to you, without interest or deduction, with 10 business days after expiration of the rights offering.

        We can provide no assurances that you will actually be entitled to purchase the number of units issuable upon the exercise of your over-subscription privilege in full at the expiration of the rights offering. We will not be able to satisfy any requests for units pursuant to the over-subscription privilege if all of our holders exercise their basic subscription rights in full, and we will only honor an over-subscription privilege to the extent sufficient units are available following the exercise of basic subscription rights.

Reasons for the Rights Offering

        We are conducting the rights offering in order to raise capital for our general capital purposes. Our Board has considered the rights offering to be the best option for raising capital as compared to other alternatives, in part because it will give current holders the opportunity to limit ownership dilution by buying additional shares of common stock.

        Our Board has approved the rights offering and, based on information available to the Board and its subsequent analyses, believes that the rights offering is in the best interests of the Company and its stockholders. However, our Board is not making any recommendation regarding your exercise of the subscription rights.

Determination of Subscription Price

        The Board determined the subscription price, based on a variety of factors, including historical and current trading prices for our common stock, general business conditions, our need for capital, alternatives available to us for raising capital, potential market conditions, and our desire to provide an opportunity to our stockholders to participate in the rights offering on a pro rata basis. In conjunction with its review of these factors, the Board also reviewed our history and prospects, including our past and present earnings, our prospects for future earnings, and the outlook for our industry, and our current financial condition.

        The subscription price is not necessarily related to our book value, tangible book value, multiple of earnings or any other established criteria of value and may or may not be considered the fair value of our common stock to be offered in the rights offering. You should not consider the subscription price as an indication of value of the Company or our common stock. There is currently no market for our shares of Series C Convertible Preferred Stock and, unless we or you choose to convert such shares into shares of common stock, you will not be able to resell such shares. We cannot predict the price at which our shares of common stock will trade and, if listed, the warrants will trade after the rights offering. You should obtain a current quote for our common stock before exercising your subscription rights and make your own assessment of our business and financial condition, our prospects for the future, and the terms of the rights offering.

No Short-Sales

        By exercising the subscription rights, you are representing to us that you have not entered into any short sale or similar transaction with respect to our common stock since the record date for the rights offering. In addition, the subscription rights provide that, upon exercise of the subscription right, you represent that you have not since the record date and, for so long as you continue to hold warrants issued in connection with the exercise of the subscription right, agree to not to enter into any short sale or similar transaction with respect to our common stock. These requirements prevent you from pursuing certain investment strategies that could provide you greater financial benefits than you might have realized if the subscription rights did not contain these requirements.

No Recombination

        The Series C Convertible Preferred Stock and warrants comprising the units will separate upon the exercise of the subscription rights, and the units will not trade as a separate security. Holders may not recombine shares of Series C Convertible Preferred Stock and warrants to receive a unit.

Non-Transferability of Subscription Rights

        The subscription rights are non-transferable (other than by operation of law), and as a result, you may not sell, transfer, assign or give away your subscription rights to anyone. The subscription rights will not be listed for trading on any stock exchange or market.

Expiration Date

        The subscription period, during which you may exercise your subscription rights, expires at 5:00 p.m., Eastern Time, on                , 2018, which is the expiration of the rights offering. If you do not exercise your subscription rights before that time, your subscription rights will expire and will no longer be exercisable. We will not be required to issue shares to you if the subscription agent receives your rights certificate or your subscription payment after that time. We have the option to extend the rights offering in our sole discretion, although we do not presently intend to do so. We may extend the rights offering by giving oral or written notice to the Subscription Agent before the rights offering expires. If we elect to extend the rights offering, we will issue a press release announcing the extension no later than 9:00 a.m., Eastern Time, on the next business day after the most recently announced expiration date of the rights offering.

        If you hold your shares of common stock in the name of a broker, dealer, bank or other nominee, the nominee will exercise the subscription rights on your behalf in accordance with your instructions. Please note that the nominee may establish a deadline that may be before 5:00 p.m., Eastern Time, on                , 2018, which is the expiration date that we have established for the rights offering.

Termination

        We may terminate the rights offering for any reason at any time prior to the completion of the rights offering. If we terminate the rights offering, we will issue a press release notifying stockholders and the public of the termination.

Method of Exercising Subscription Rights

        You will receive one non-transferable subscription right for every                shares of our common stock that you owned or were deemed to own as of 5:00 p.m., Eastern Time, on                , 2018, the record date for the rights offering. The exercise of subscription rights is irrevocable and may not be cancelled or modified. You may exercise your subscription rights as follows:

        Subscription by Registered Holders or Eligible Warrant Holders.    If you are a registered holder of shares of our common stock, or if you are a warrant holder entitled to subscription rights, the number of subscription rights you may exercise is indicated on your rights certificate. You may exercise your subscription rights by properly completing and executing the rights certificate and forwarding it, together with your full payment, to the subscription agent at the address set forth below under "—Subscription Agent ," to be received prior to 5:00 p.m., Eastern Time, on                , 2018, the expiration date for the rights offering.

        Subscription by Beneficial Owners.    If you are a beneficial owner of shares of our common stock that are registered in the name of a custodian bank, broker, dealer or other nominee, you will not receive a rights certificate. Instead, one subscription right will be issued to the nominee record holder for every                shares of our common stock that you own at the record date. If you are not contacted by your nominee, you should promptly contact your nominee in order to subscribe for shares of our common stock in the rights offering.

        If you hold your shares of common stock in the name of a custodian bank, broker, dealer or other nominee, your nominee will exercise the subscription rights on your behalf in accordance with your instructions. Your nominee may establish a deadline that may be before 5:00 p.m., Eastern Time, on                , 2018, the expiration date for the rights offering.

Payment Method

        As described in the instructions accompanying the rights certificate, payments submitted to the subscription agent must be made in full United States currency by personal or certified check payable to                , the subscription agent, drawn upon a United States bank; U.S. Postal money order; or wire transfer.

        If payment is issued by check, payment will be deemed to have been received by the subscription agent only upon the subscription agent's receipt of the check, receipt and clearance of such check.

        Please note that funds paid by uncertified personal check may take at least seven business days to clear. Accordingly, if you wish to pay by means of an uncertified personal check, we urge you to make payment sufficiently in advance of the expiration date to ensure that the subscription agent receives cleared funds before that time.

        Your subscription rights will not be successfully exercised unless the subscription agent actually receives from you, your custodian bank, broker, dealer or other nominee, as the case may be, all of the required documents and your full subscription price payment (and your payment has cleared) prior to 5:00 p.m., Eastern Time, on                , 2018, the scheduled expiration date of the rights offering, unless you have used the guaranteed delivery procedures described under "—Notice of Guaranteed Delivery ."

        You should read and follow the instructions accompanying the rights certificate carefully. As described in the instructions accompanying the rights certificate, in certain cases additional documentation or signature guarantees may be required.

        The method of delivery of payments of the subscription amount to the subscription agent will be at the risk of the holders of subscription rights. If sent by mail, we recommend that you send those documents and payments by registered mail, properly insured, with return receipt requested, and that a sufficient number of days be allowed to ensure timely delivery to the subscription agent. Do not send or deliver these materials to the Company.

        There is no sales fee or commission payable by you in connection with the issuance of subscription rights or the issuance of shares of common stock if you exercise your subscription rights (other than the subscription price). We will pay all fees charged by the subscription agent. However, if you exercise your subscription rights through a custodian bank, broker, dealer or other nominee, you are responsible for paying any other commissions, fees, taxes or other expenses your nominee may charge you in connection with the exercise of the subscription rights.

Missing or Incomplete Subscription Information

        If you fail to specify the number of units requested as an exercise of your basic subscription right or over-subscription privilege, or if you fail to include sufficient payment to purchase the number of units you requested, your payment will first be applied, to the fullest extent possible, to exercise your basic subscription rights. Any remaining payment amount will then be applied, to the fullest extent possible, to exercise your over-subscription privilege, to the extent over-subscription units are available for purchase.

        After expiration of the rights offering, the subscription agent will promptly return, without interest or penalty, any excess subscription payments received.

        In order for us to honor the exercise of your subscription rights, your rights certificate, any other required documents and payment must be received as set forth in this prospectus.

Issuance of Series C Convertible Preferred Stock and Warrants

        The shares of Series C Convertible Preferred Stock and warrants that are purchased in the rights offering as part of the units will be issued in book-entry, or uncertificated, form meaning that you will receive a DRS account statement from our transfer agent reflecting ownership of these securities if you are a holder of record of shares or warrants. If you hold your shares of common stock in the name of a bank, broker, dealer, or other nominee, DTC will credit your account with your nominee with the securities you purchased in the rights offering.

Subscription Agent

        The subscription agent for the rights offering is Philadelphia Stock Transfer, Inc. The address to which rights certificates and payments should be mailed or delivered by overnight courier is provided below. If sent by mail, we recommend that you send documents and payments by registered mail, properly insured, with return receipt requested, and that you allow a sufficient number of days to ensure delivery to the subscription agent and clearance or payment before the rights offering expires. Do not send or deliver these materials to us.

By Registered Certified or Express Mail	By Overnight Courier

        If you deliver the rights certificates in a manner different than as described herein, we may not honor your exercise of your subscription rights.

        Please direct any questions or requests for assistance with exercise of your subscription rights to the subscription agent as follows:

Warrant Agent

        The warrant agent for the warrants is Philadelphia Stock Transfer, Inc.

No Fractional Shares

        We will not issue fractional shares of Series C Convertible Preferred Stock in the rights offering. Subscription rights holders will only be entitled to purchase a number of units representing a whole number of shares and warrants, rounded down to the nearest whole number that a holder would otherwise be entitled to purchase. Similarly, no fractional shares of common stock will be issued as a result of the exercise of a warrant. Instead, for any such fractional share that would otherwise have been issuable upon exercise of the Warrant, the holder will be entitled to a cash payment equal to the pro-rated per share market price of the common stock on the last trading day preceding the exercise.

Notice to Brokers and Nominees

        If you are a broker, dealer, bank or other nominee holder that holds shares of our common stock for the account of others on the record date, you should notify the beneficial owners of the shares for whom you are the nominee of the rights offering as soon as possible to learn their intentions with respect to exercising their subscription rights. If a beneficial owner of our common stock so instructs, you should complete the rights certificate and submit it to the subscription agent with the proper subscription payment by the expiration date. You may exercise the number of subscription rights to which all beneficial owners in the aggregate otherwise would have been entitled had they been direct holders of our common stock on the record date, provided that you, as a nominee record holder, make a proper showing to the subscription agent by submitting the form entitled "Nominee Holder Certification," which is provided with your rights offering materials. If you did not receive this form, you should contact our subscription agent to request a copy.

Validity of Subscriptions

        We will resolve all questions regarding the validity and form of the exercise of your subscription rights, including time of receipt and eligibility to participate in the rights offering. Our determination will be final and binding. Once made, subscriptions are irrevocable; we will not accept any alternative, conditional, or contingent subscriptions. We reserve the absolute right to reject any subscriptions not properly submitted or the acceptance of which would be unlawful. You must resolve any irregularities in connection with your subscriptions before the expiration date of the rights offering, unless we waive them in our sole discretion. Neither we nor the subscription agent is under any duty to notify you or your representative of defects in your subscriptions. A subscription will be considered accepted, subject to our right to withdraw or terminate the rights offering, only when the Subscription Agent receives a properly completed and duly executed rights certificate and any other required documents and the full subscription payment including final clearance of any personal check. Our interpretations of the terms and conditions of the rights offering will be final and binding.

Stockholder Rights

        You will have no rights as a holder of the shares of our common stock issuable upon conversion of the Series C Convertible Preferred Stock issued in the rights offering until such Series C Convertible Preferred Stock is converted to common stock and such shares of common stock are issued in book-entry form or your account at your broker, dealer, bank or other nominee is credited with the shares of our common stock. Holders of warrants issued in connection with the rights offering will not have rights as holders of our common stock until such warrants are exercised and the shares of common stock underlying the warrants are issued to the holder.

Foreign Stockholders

        We will not mail this prospectus or rights certificates to stockholders or warrant holders with addresses that are outside the United States or that have an army post office or foreign post office address. The subscription agent will hold these rights certificates for their account. To exercise subscription rights, our foreign stockholders or warrant holders must notify the subscription agent prior to 5:00 p.m., Eastern Time, on                , 2018, the third business day prior to the expiration date, of your exercise of subscription rights and provide evidence satisfactory to us, that the exercise of such subscription rights does not violate the laws of the jurisdiction in which such stockholder resides and payment by a U.S. bank in U.S. dollars before the expiration of the offer. If no notice is received by such time or the evidence presented is not satisfactory to us, the subscription rights represented thereby will expire.

No Revocation or Change

        Once you submit the rights certificate or have instructed your nominee of your subscription request, you are not allowed to revoke or change the exercise or request a refund of monies paid. All exercises of subscription rights are irrevocable, even if you learn information about us that you consider to be unfavorable. You should not exercise your subscription rights unless you are certain that you wish to purchase shares at the subscription price.

U.S. Federal Income Tax Treatment of Rights Offering

        For U.S. federal income tax purposes, we do not believe holders of shares of our common stock or warrants should recognize income or loss upon receipt or exercise of a subscription right. See "Material U.S. Federal Income Tax Consequences."

No Recommendation to Rights Holders

        Our Board is not making a recommendation regarding your exercise of the subscription rights. You are urged to make your decision to invest based on your own assessment of our business and financial condition, our prospects for the future, the terms of the rights offering, the information in this prospectus and other information relevant to your circumstances.

Fees and Expenses

        We will pay all fees charged by the subscription agent, and by the dealer-manager. You are responsible for paying any other commissions, fees, taxes or other expenses incurred in connection with the exercise of your subscription rights.

Listing

        The subscription rights may not be sold, transferred, assigned or given away to anyone, and will not be listed for trading on any stock exchange or market. There is no established public trading market for the Series C Convertible Preferred Stock and we do not currently intend to apply for listing of Series C Convertible Preferred Stock on any securities exchange or recognized trading system. We may apply to have the warrants listed for trading on Nasdaq under the symbol "            ," however, there is no assurance that a sufficient number of subscription rights will be exercised so that the warrants will meet the minimum listing criteria to be accepted for listing on Nasdaq. The shares of our common stock issuable upon conversion of the Series C Convertible Preferred Stock and underlying the warrants to be issued in the rights offering are traded on Nasdaq under the symbol "                 ."

Distribution Arrangements

        Maxim Group LLC is the dealer-manager for the rights offering. The dealer-manager will provide marketing assistance and advice to us in connection with the rights offering and will use its best efforts to solicit the exercise of subscription rights and participation in the over-subscription privilege. The dealer-manager is not underwriting or placing any of the subscription rights or the shares of our Series C Convertible Preferred Stock or warrants to be issued in the rights offering and does not make any recommendation with respect to such subscription rights (including with respect to the exercise or expiration of such subscription rights), shares or warrants. We have agreed to pay the dealer-manager certain fees and to reimburse the dealer-manager for certain accountable and non-accountable expenses incurred in connection with this offering. See "Plan of Distribution."

Other Matters

        We are not making the rights offering in any state or other jurisdiction in which it is unlawful to do so, nor are we distributing or accepting any offers to purchase any units from subscription rights holders who are residents of those states or other jurisdictions or who are otherwise prohibited by federal or state laws or regulations from accepting or exercising the subscription rights. We may delay the commencement of the rights offering in those states or other jurisdictions, or change the terms of the rights offering, in whole or in part, in order to comply with the securities laws or other legal requirements of those states or other jurisdictions. Subject to state securities laws and regulations, we also have the discretion to delay allocation and distribution of any shares you may elect to purchase by exercise of your subscription privileges in order to comply with state securities laws. We may decline to make modifications to the terms of the rights offering requested by those states or other jurisdictions, in which case, if you are a resident in those states or jurisdictions or if you are otherwise prohibited by federal or state laws or regulations from accepting or exercising the subscription rights, you will not be eligible to participate in the rights offering. However, we are not currently aware of any states or jurisdictions that would preclude participation in the rights offering.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES

        The following discussion is a summary of the material U.S. federal income tax consequences of the receipt and exercise (or expiration) of the subscription rights acquired through the rights offering, the ownership and disposition of shares of our Series C Convertible Preferred Stock and warrants received upon exercise of the subscription rights or the ownership and disposition of the shares of common stock received upon the conversion of our Series C Convertible Preferred Stock or the exercise of the warrants, and, insofar as it describes matters of federal income tax law or legal conclusions with respect thereto, constitutes the opinion of our tax counsel, Sheppard, Mullin, Richter & Hampton, LLP. This discussion does not purport to be a complete analysis of all potential tax effects. The effects of other U.S. federal tax laws, such as estate and gift tax laws, and any applicable state, local or non-U.S. tax laws are not discussed. This discussion is based on the U.S. Internal Revenue Code of 1986, as amended, or Code, Treasury Regulations promulgated thereunder, judicial decisions, and published rulings and administrative pronouncements of the U.S. Internal Revenue Service, or IRS, in each case in effect as of the date hereof. These authorities may change or be subject to differing interpretations. Any such change or differing interpretation may be applied retroactively in a manner that could adversely affect a holder of the subscription rights, shares of our Series C Convertible Preferred Stock, warrants or shares of our common stock. We have not sought and will not seek any rulings from the IRS regarding the matters discussed below. There can be no assurance the IRS or a court will not take a contrary position to that discussed below regarding the tax consequences of the receipt of subscription rights acquired through the rights offering by persons holding shares of our common stock, the exercise (or expiration) of the subscription rights, the acquisition, ownership and disposition of shares of our Series C Convertible Preferred Stock, the acquisition, ownership and disposition (or expiration) of warrants acquired upon exercise of the subscription rights, and the acquisition, ownership and disposition of shares of our common stock acquired upon conversion of our Series C Convertible Preferred Stock or exercise of the warrants.

        This discussion is limited to holders that hold the subscription rights, shares of our Series C Convertible Preferred Stock, warrants and shares of our common stock, in each case, as a "capital asset" within the meaning of Section 1221 of the Code (generally, property held for investment). This discussion does not address all U.S. federal income tax consequences relevant to a holder's particular circumstances, including the impact of the alternative minimum tax or the unearned income Medicare contribution tax. In addition, it does not address consequences relevant to holders subject to particular rules, including, without limitation:

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  U.S. expatriates and former citizens or long-term residents of the United States;

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  persons holding the subscription rights, shares of our Series C Convertible Preferred Stock, warrants or shares of our common stock as part of a hedge, straddle or other risk reduction strategy or as part of a conversion transaction or other integrated investment;

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  banks, insurance companies, and other financial institutions;

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  brokers, dealers or traders in securities;

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  "controlled foreign corporations," "passive foreign investment companies," and corporations that accumulate earnings to avoid U.S. federal income tax;

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  partnerships or other entities or arrangements treated as partnerships for U.S. federal income tax purposes (and investors therein);

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  tax-exempt organizations or governmental organizations;

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  persons deemed to sell the subscription rights, shares of Series C Convertible Preferred Stock, or warrants or shares of our common stock under the constructive sale provisions of the Code;

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  persons for whom our stock constitutes "qualified small business stock" within the meaning of Section 1202 of the Code;

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  persons who hold or receive the subscription rights, shares of our Series C Convertible Preferred Stock, warrants or shares of our common stock pursuant to the exercise of any employee stock option or otherwise as compensation; and

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  tax-qualified retirement plans.

        If an entity treated as a partnership for U.S. federal income tax purposes holds our common stock, subscription rights, shares of our Series C Convertible Preferred Stock and warrants acquired upon exercise of subscription rights or shares of our common stock acquired upon conversion of our Series C Convertible Preferred Stock or exercise of the warrants, as the case may be, the tax treatment of a partner in the partnership will depend on the status of the partner, the activities of the partnership and certain determinations made at the partner level. Accordingly, partnerships and the partners in such partnerships should consult their tax advisors regarding the U.S. federal income tax consequences to them.

Tax Considerations Applicable to U.S. Holders

Definition of a U.S. Holder

        For purposes of this discussion, a "U.S. holder" is any beneficial owner of shares of our common stock subscription rights, shares of our Series C Convertible Preferred Stock and warrants acquired upon exercise of subscription rights or shares of our common stock acquired upon conversion of our Series C Convertible Preferred Stock or exercise of warrants, as the case may be, that, for U.S. federal income tax purposes, is:

  •
  an individual who is a citizen or resident of the United States;

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  a corporation (or other entity treated as a corporation for U.S. federal income tax purposes) created or organized under the laws of the United States, any state thereof, or the District of Columbia;

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  an estate, the income of which is subject to U.S. federal income tax regardless of its source; or

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  a trust that (1) is subject to the primary supervision of a U.S. court and the control of one or more United States persons (within the meaning of Section 7701(a)(30) of the Code), or (2) has made a valid election under applicable Treasury Regulations to continue to be treated as a United States person.

Receipt of Subscription Rights

        Although the authorities governing transactions such as this rights offering are complex and do not speak directly to the consequences of certain aspects of this rights offering, including the inclusion of the right to purchase warrants in the subscription rights (rather than the right to purchase only shares of our Series C Convertible Preferred Stock) and the effects of the over-subscription privilege, we do not believe a U.S. holder's receipt of subscription rights pursuant to the rights offering should be treated as a taxable distribution with respect to their existing shares of common stock for U.S. federal income tax purposes. Section 305(a) of the Code states that a stockholder's taxable income does not include in-kind stock dividends; however, the general non-recognition rule in Section 305(a) of the Code is subject to exceptions described in Section 305(b) of the Code, which include "disproportionate distributions." A disproportionate distribution is a distribution or a series of distributions, including deemed distributions, that has the effect of the receipt of cash or other property by some stockholders or holders of debt instruments convertible into stock and an increase in the proportionate interest of other stockholders in a corporation's assets or earnings and profits. We do not believe that the receipt of subscription rights pursuant to the rights offering is a disproportionate distribution for these purposes.

        Our position regarding the tax-free treatment of the subscription right distribution is not binding on the IRS, or the courts. If this position is finally determined by the IRS or a court to be incorrect, whether on the basis that the issuance of the subscription rights is a "disproportionate distribution" or otherwise, the fair market value of the subscription rights would be taxable to U.S. holders of our common stock as a dividend to the extent of the U.S. holder's pro rata share of our current and accumulated earnings and profits, if any, with any excess being treated as a return of capital to the extent thereof and then as capital gain. If our position is incorrect, the tax consequences applicable to the holders may also be materially different than as described below.

        The following discussion is based upon the treatment of the subscription right issuance as a non-taxable distribution with respect to a U.S. holders' existing shares of common stock for U.S. federal income tax purposes.

Tax Basis in the Subscription Rights

        If the fair market value of the subscription rights a U.S. holder receives is less than 15% of the fair market value of the U.S. holder's existing shares of common stock (with respect to which the subscription rights are distributed) on the date the U.S. holder receives the subscription rights, the subscription rights will be allocated a zero tax basis for U.S. federal income tax purposes, unless the U.S. holder elects to allocate its tax basis in its existing shares of common stock between its existing shares of common stock and the subscription rights in proportion to the relative fair market values of the existing shares of common stock and the subscription rights determined on the date of receipt of the subscription rights. If a U.S. holder chooses to allocate tax basis between its existing common shares and the subscription rights, the U.S. holder must make this election on a statement included with its timely filed tax return (including extensions) for the taxable year in which the U.S. holder receives the subscription rights. Such an election is irrevocable. However, if the fair market value of the subscription rights a U.S. holder receives is 15% or more of the fair market value of their existing shares of common stock on the date the U.S. holder receives the subscription rights, then the U.S. holder must allocate its tax basis in its existing shares of common stock between those shares and the subscription rights the U.S. holder receives in proportion to their fair market values determined on the date the U.S. holder receives the subscription rights. Please refer to discussion below regarding the U.S. tax treatment of a U.S. holder that, at the time of the receipt of the subscription right, no longer holds the common stock with respect to which the subscription right was distributed.

        The fair market value of the subscription rights on the date that the subscription rights are distributed is uncertain, and we have not obtained, and do not intend to obtain, an appraisal of the fair market value of the subscription rights on that date. In determining the fair market value of the subscription rights, U.S. holders should consider all relevant facts and circumstances, including any difference between the subscription price of the subscription rights and the trading price of our shares of common stock on the date that the subscription rights are distributed, the fair market value of the Series C Convertible Preferred Stock, the exercise price of the warrants, the length of the period during which the subscription rights may be exercised and the fact that the subscription rights are non-transferable.

Exercise of Subscription Rights

        Generally, a U.S. holder will not recognize gain or loss upon the exercise of a subscription right in the rights offering. A U.S. holder's adjusted tax basis, if any, in the subscription right plus the subscription price should be allocated between the new share of Series C Convertible Preferred Stock and the warrant acquired upon exercise of the subscription right in proportion to their relative fair market values on the exercise date. This allocation will establish the U.S. holder's initial tax basis for U.S. federal income tax purposes in the new shares of Series C Convertible Preferred Stock and warrants received upon exercise. The holding period of a share of Series C Convertible Preferred Stock or a warrant acquired upon exercise of a subscription right in the rights offering will begin on the date of exercise.

        If, at the time of the receipt or exercise of the subscription right, the U.S. holder no longer holds the common stock with respect to which the subscription right was distributed, then certain aspects of the tax treatment of the receipt and exercise of the subscription right are unclear, including (1) the allocation of the tax basis between the shares of our common stock previously sold and the subscription right, (2) the impact of such allocation on the amount and timing of gain or loss recognized with respect to the shares of our common stock previously sold, and (3) the impact of such allocation on the tax basis of the shares of our Series C Convertible Preferred Stock and warrants acquired upon exercise of the subscription right. If a U.S. holder exercises a subscription right received in the rights offering after disposing of shares of our common stock with respect to which the subscription right is received, the U.S. holder should consult its tax advisor.

Expiration of Subscription Rights

        If a U.S. holder allows subscription rights received in the rights offering to expire, the U.S. holder should not recognize any gain or loss for U.S. federal income tax purposes, and the U.S. holder should re-allocate any portion of the tax basis in its existing common shares previously allocated to the subscription rights that have expired to the existing common shares.

Sale or Other Disposition, Exercise or Expiration of Warrants

        Upon the sale or other disposition of a warrant (other than by exercise), a U.S. holder will generally recognize capital gain or loss equal to the difference between the amount realized on the sale or other disposition and the U.S. holder's tax basis in the warrant. This capital gain or loss will be long-term capital gain or loss if the U.S. holder's holding period in such warrant is more than one year at the time of the sale or other disposition. The deductibility of capital losses is subject to certain limitations.

        In general, a U.S. holder will not be required to recognize income, gain or loss upon exercise of a warrant for its exercise price. A U.S. holder's tax basis in a share of our common stock received upon exercise of the warrants will be equal to the sum of (1) the U.S. holder's tax basis in the warrants exchanged therefor and (2) the exercise price of such warrants. A U.S. holder's holding period in the shares of our common stock received upon exercise will commence on the day after such U.S. holder exercises the warrants. Although there is no direct legal authority as to the U.S. federal income tax treatment of an exercise of a warrant on a cashless basis, we intend to take the position that such exercise will not be taxable, either because the exercise is not a gain realization event or because it qualifies as a tax-free recapitalization. In the former case, the holding period of the shares of our common stock received upon exercise of warrants should commence on the day after the warrants are exercised. In the latter case, the holding period of the shares of our common stock received upon exercise of warrants would include the holding period of the exercised warrants. However, our position is not binding on the IRS and the IRS may treat a cashless exercise of a warrant as a taxable exchange. U.S. holders are urged to consult their tax advisors as to the consequences of an exercise of a warrant on a cashless basis, including with respect to their holding period and tax basis in the common stock received.

        If a warrant expires without being exercised, a U.S. holder will recognize a capital loss in an amount equal to such holder's tax basis in the warrant. Such loss will be long-term capital loss if, at the time of the expiration, the U.S. holder's holding period in such warrant is more than one year. The deductibility of capital losses is subject to certain limitations.

Constructive Dividends on Warrants

        As described in the section entitled "Dividend Policy," we do not anticipate declaring or paying dividends to holders of our common stock in the foreseeable future. However, if at any time during the period in which a U.S. holder holds warrants, we were to pay a taxable dividend to our stockholders and, in accordance with the anti-dilution provisions of the warrants, the exercise price of the warrants were decreased, that decrease would be deemed to be the payment of a taxable dividend to a U.S. holder of the warrants to the extent of our earnings and profits, notwithstanding the fact that such holder will not receive a cash payment. If the exercise price is adjusted in certain other circumstances (or in certain circumstances, there is a failure to make adjustments), such adjustments may also result in the deemed payment of a taxable dividend to a U.S. holder. U.S. holders should consult their tax advisors regarding the proper treatment of any adjustments to the exercise price of the warrants.

Distributions on Series C Convertible Preferred Stock and Common Stock

        As described in the section entitled "Dividend Policy," we do not anticipate declaring or paying dividends to holders of our Series C Convertible Preferred Stock or common stock in the foreseeable future. However, if we do make distributions of cash or property on our Series C Convertible Preferred Stock or common stock, such distributions will constitute dividends to the extent paid out of our current or accumulated earnings and profits, as determined for U.S. federal income tax purposes. Dividends received by a corporate U.S. holder may be eligible for a dividends received deduction, subject to applicable limitations. Dividends received by certain non-corporate U.S. holders, including individuals, are generally taxed at the lower applicable capital gains rate provided certain holding period and other requirements are satisfied. Distributions in excess of our current and accumulated earnings and profits will constitute a return of capital and first be applied against and reduce a U.S. holder's adjusted tax basis in its Series C Convertible Preferred Stock or common stock, as the case may be, but not below zero. Any excess will be treated as capital gain and will be treated as described below in the section relating to the sale or disposition of our common stock.

Sale, Exchange or Other Disposition of Series C Convertible Preferred Stock and Common Stock

        Upon a sale, exchange, or other disposition of our Series C Convertible Preferred Stock (other than by conversion) or our common stock, a U.S. holder generally will recognize capital gain or loss equal to the difference between the amount realized (not including any amount attributable to declared and unpaid dividends, which will be taxable as described above to U.S. holders of record who have not previously included such dividends in income) and the U.S. holder's adjusted tax basis in our Series C Convertible Preferred Stock or our common stock. The U.S. holder's adjusted tax basis in our Series C Convertible Preferred Stock generally will equal its cost for the Series C Convertible Preferred stock, reduced by the amount of any cash distributions treated as a return of capital as described above. A U.S. holder's adjusted tax basis in our common stock generally will equal its initial tax basis in our common stock (discussed below under "—Conversion of the Series C Convertible Preferred Stock into Our Common Stock") reduced by the amount of any cash distributions treated as a return of capital as described above. Such capital gain or loss generally will be long-term capital gain or loss if the U.S. holder's holding period for our Series C Convertible Preferred Stock or our common stock exceeded one year at the time of disposition (see the discussion below under "—Conversion of Our Series C Convertible Preferred Stock into Our Common Stock" regarding a U.S. holder's holding period for our common stock). Long-term capital gains recognized by certain non-corporate U.S. Holders, including individuals, generally are subject to reduced rates of taxation. The deductibility of capital losses is subject to limitations.

Conversion of Our Series C Convertible Preferred Stock into Our Common Stock

        Generally, a U.S. holder will not recognize any gain or loss in respect of the receipt of our common stock upon the conversion of our Series C Convertible Preferred Stock. The adjusted tax basis of our common stock that a U.S. holder receives on conversion will equal the adjusted tax basis of the Series C Convertible Preferred Stock converted, and the holding period of such common stock received on conversion will include the period during which the U.S. holder held the Series C Convertible Preferred Stock prior to conversion.

        In the event a U.S. holder's Series C Convertible Preferred Stock is converted pursuant to an election by such U.S. holder in the case of certain acquisitions or fundamental changes or pursuant to certain other transactions (including our consolidation or merger into another person), the tax treatment of such a conversion will depend upon the facts underlying the particular transaction triggering such a conversion. In this regard, it is possible that any related adjustments of the conversion rate would be treated as a constructive distribution to the U.S. holder as described below under "—Tax Consequences Applicable to U.S. Holders—Constructive Dividends on Series C Convertible Preferred Stock. " U.S. holders should consult their own tax advisors to determine the specific tax treatment of a conversion under such circumstances.

Constructive Dividends on Series C Convertible Preferred Stock

        The conversion rate of our Series C Convertible Preferred Stock is subject to adjustment under certain circumstances, as described above under " Description of Securities—Preferred Stock—Series C Convertible Preferred Stock. " Section 305(c) of the Code and Treasury regulations thereunder will treat a U.S. holder of our Series C Convertible Preferred Stock as having received a constructive distribution includable in such U.S. holder's income in the manner as described above under "—Tax Consequences Applicable to U.S. Holders—Distributions on Series C Convertible Preferred Stock and Common Stock ," if and to the extent that certain adjustments in the conversion rate (or failures to make such an adjustment) increase the proportionate interest of such U.S. holder in our earnings and profits. In certain other circumstances, an adjustment to the conversion rate of our Series C Convertible Preferred Stock or a failure to make such an adjustment could potentially give rise to constructive distributions to U.S. holders of our common stock. Thus, under certain circumstances, U.S. holders may recognize income in the event of a constructive distribution even though they may not receive any cash or property.

Information Reporting and Backup Withholding

        A U.S. holder may be subject to information reporting and backup withholding when such holder receives dividend payments (including constructive dividends) or receives proceeds from the sale or other taxable disposition of the warrants, shares of our Series C Convertible Preferred Stock acquired through the exercise of subscription rights or shares of our common stock acquired through conversion of our Series C Convertible Preferred Stock or exercise of the warrants. Certain U.S. holders are exempt from backup withholding, including corporations and certain tax-exempt organizations. A U.S. holder will be subject to backup withholding if such holder is not otherwise exempt and such holder:

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  fails to furnish the holder's taxpayer identification number, which for an individual is ordinarily his or her social security number;

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  furnishes an incorrect taxpayer identification number;

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  is notified by the IRS that the holder previously failed to properly report payments of interest or dividends; or

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  fails to certify under penalties of perjury that the holder has furnished a correct taxpayer identification number and that the IRS has not notified the holder that the holder is subject to backup withholding.

        Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against a U.S. holder's U.S. federal income tax liability, provided the required information is timely furnished to the IRS. U.S. holders should consult their tax advisors regarding their qualification for an exemption from backup withholding and the procedures for obtaining such an exemption.

Tax Considerations Applicable to Non-U.S. Holders

        For purposes of this discussion, a "non-U.S. holder" is a beneficial owner of the subscription rights, shares of our Series C Convertible Preferred Stock, warrants or shares of our common stock that is neither a U.S. holder nor an entity treated as a partnership for U.S. federal income tax purposes.

Receipt, Exercise and Expiration of the Subscription Rights

        The discussion assumes that the receipt of subscription rights will be treated as a nontaxable distribution. See "—Tax Consequences Applicable to U.S. Holders—Receipts of Subscription Rights" above. Non-U.S. holders will not be subject to U.S. federal income tax (or any withholding thereof) on the receipt, exercise or expiration of the subscription rights.

Exercise of Warrants

        A non-U.S. holder generally will not be subject to U.S. federal income tax on the exercise of warrants into shares of our common stock. However, if a cashless exercise of the warrants results in a taxable exchange, as described in "—Tax Considerations Applicable to U.S. Holders—Sale or Other Disposition, Exercise or Expiration of Warrants," the rules described below under "Sale or Other Disposition of Series C Convertible Preferred Stock, Common Stock or Warrants" would apply.

Constructive Dividends on Warrants

        As described in the section entitled "Dividend Policy," we do not anticipate declaring or paying dividends to holders of our Series C Convertible Preferred Stock or common stock in the foreseeable future. However, if at any time during the period in which a non-U.S. holder holds warrants we were to pay a taxable dividend to our stockholders and, in accordance with the anti-dilution provisions of the warrants, the exercise price of the warrants were decreased, that decrease would be deemed to be the payment of a taxable dividend to a non-U.S. holder to the extent of our earnings and profits, notwithstanding the fact that such holder will not receive a cash payment. If the exercise price is adjusted in certain other circumstances (or in certain circumstances, there is a failure to make adjustments), such adjustments may also result in the deemed payment of a taxable dividend to a non-U.S. holder. Any resulting withholding tax attributable to deemed dividends may be collected from other amounts payable or distributable to the non-U.S. holder. Non-U.S. holders should consult their tax advisors regarding the proper treatment of any adjustments to the warrants.

Distributions on Series C Convertible Preferred Stock and Common Stock

        As described in the section entitled "Dividend Policy," we do not anticipate declaring or paying dividends to holders of our Series C Convertible Preferred Stock or common stock in the foreseeable future. However, if we do make distributions of cash or property on our Series C Convertible Preferred Stock or common stock, such distributions will constitute dividends for U.S. federal income tax purposes to the extent paid from our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. Amounts not treated as dividends for U.S. federal income tax purposes will constitute a return of capital and first be applied against and reduce a non-U.S. holder's adjusted tax basis in its Series C Convertible Preferred Stock or common stock, as the case may be, but not below zero. Any excess will be treated as capital gain and will be treated as described below in the section relating to the sale or disposition of our Series C Convertible Preferred Stock, our common stock or warrants. Because we may not know the extent to which a distribution is a dividend for U.S. federal income tax purposes at the time it is made, for purposes of the withholding rules discussed below we or the applicable withholding agent may treat the entire distribution as a dividend.

        Subject to the discussion below on backup withholding and foreign accounts, dividends paid to a non-U.S. holder of our Series C Convertible Preferred Stock or common stock that are not effectively connected with the non-U.S. holder's conduct of a trade or business within the United States will be subject to U.S. federal withholding tax at a rate of 30% of the gross amount of the dividends (or such lower rate specified by an applicable income tax treaty).

        Non-U.S. holders will be entitled to a reduction in or an exemption from withholding on dividends as a result of either (a) an applicable income tax treaty or (b) the non-U.S. holder holding our Series C Convertible Preferred Stock or common stock in connection with the conduct of a trade or business within the United States and dividends being effectively connected with that trade or business. To claim such a reduction in or exemption from withholding, the non-U.S. holder must provide the applicable withholding agent with a properly executed (a) IRS Form W-8BEN or W-8BEN-E (or other applicable documentation) claiming an exemption from or reduction of the withholding tax under the benefit of an income tax treaty between the United States and the country in which the non-U.S. holder resides or is established, or (b) IRS Form W-8ECI stating that the dividends are not subject to withholding tax because they are effectively connected with the conduct by the non-U.S. holder of a trade or business within the United States, as may be applicable. These certifications must be provided to the applicable withholding agent prior to the payment of dividends and must be updated periodically. Non-U.S. holders that do not timely provide the applicable withholding agent with the required certification, but that qualify for a reduced rate under an applicable income tax treaty, may obtain a refund of any excess amounts withheld by timely filing an appropriate claim for refund with the IRS.

        If dividends paid to a non-U.S. holder are effectively connected with the non-U.S. holder's conduct of a trade or business within the United States (and, if required by an applicable income tax treaty, the non-U.S. holder maintains a permanent establishment in the United States to which such dividends are attributable), then, although exempt from U.S. federal withholding tax (provided the non-U.S. holder provides appropriate certification, as described above), the non-U.S. holder will be subject to U.S. federal income tax on such dividends on a net income basis at the regular graduated U.S. federal income tax rates. In addition, a non-U.S. holder that is a corporation may be subject to a branch profits tax at a rate of 30% (or such lower rate specified by an applicable income tax treaty) on its effectively connected earnings and profits for the taxable year that are attributable to such dividends, as adjusted for certain items. Non-U.S. holders should consult their tax advisors regarding their entitlement to benefits under any applicable income tax treaty.

Sale or Other Disposition of Series C Convertible Preferred Stock, Common Stock or Warrants

        Subject to the discussions below on backup withholding and foreign accounts, a non-U.S. holder will not be subject to U.S. federal income tax on any gain realized upon the sale or other taxable disposition of our Series C Convertible Preferred Stock, warrants or our common stock unless:

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  the gain is effectively connected with the non-U.S. holder's conduct of a trade or business within the United States (and, if required by an applicable income tax treaty, the non-U.S. holder maintains a permanent establishment in the United States to which such gain is attributable);

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  the non-U.S. holder is a nonresident alien individual present in the United States for 183 days or more during the taxable year of the disposition and certain other requirements are met; or

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  our Series C Convertible Preferred Stock, warrants or our common stock constitutes a U.S. real property interest, or USRPI, by reason of our status as a U.S. real property holding corporation, or USRPHC, for U.S. federal income tax purposes.

        Gain described in the first bullet point above generally will be subject to U.S. federal income tax on a net income basis at the regular graduated rates. A Non-U.S. holder that is a corporation also may be subject to a branch profits tax at a rate of 30% (or such lower rate specified by an applicable income tax treaty) on such effectively connected gain, as adjusted for certain items.

        Gain described in the second bullet point above will be subject to U.S. federal income tax at a rate of 30% (or such lower rate specified by an applicable income tax treaty) on any gain derived from the disposition, which may be offset by U.S. source capital losses of the non-U.S. holder (even though the individual is not considered a resident of the United States), provided the non-U.S. holder has timely filed U.S. federal income tax returns with respect to such losses.

        With respect to the third bullet point above, we believe we are not currently and do not anticipate becoming a USRPHC. Because the determination of whether we are a USRPHC depends on the fair market value of our USRPIs relative to the fair market value of our other business assets and our non-U.S. real property interests, however, there can be no assurance we are not a USRPHC or will not become one in the future.

        Non-U.S. holders should consult their tax advisors regarding potentially applicable income tax treaties that may provide for different rules.

Conversion of Our Series C Convertible Preferred Stock into Our Common Stock

        A non-U.S. holder generally will not recognize any gain or loss in respect of the receipt of our common stock upon the conversion of our Series C Convertible Preferred Stock.

Constructive Dividends on Series C Convertible Preferred Stock

        As described above under "—Tax Consequences Applicable to U.S. Holders—Constructive Dividends on Series C Convertible Preferred Stock," in certain circumstances, a non-U.S. holder will be deemed to receive a constructive distribution from us. Adjustments in the conversion rate (or failures to adjust the conversion rate) that increase the proportionate interest of a non-U.S. holder in our earnings and profits could result in deemed distributions to the non-U.S. holder that are treated as dividends for U.S. federal income tax purposes. Any constructive dividend deemed paid to a non-U.S. holder will be subject to U.S. federal income tax or withholding tax in the manner described above under "—Tax Consequences Applicable to Non-U.S. Holders—Distributions on Series C Convertible Preferred Stock and Common Stock ." It is possible that U.S. federal tax on the constructive dividend would be withheld, if applicable, from subsequent payments on the Series C Convertible Preferred Stock or our common stock.

Information Reporting and Backup Withholding

        Subject to the discussion below on foreign accounts, a non-U.S. holder will not be subject to backup withholding with respect to distributions on our Series C Convertible Preferred Stock or common stock we make to the non-U.S. holder, provided the applicable withholding agent does not have actual knowledge or reason to know such holder is a United States person and the holder certifies its non-U.S. status, such as by providing a valid IRS Form W-8BEN, W-8BEN-E or W-8ECI, or other applicable certification. However, information returns generally will be filed with the IRS in connection with any distributions (including deemed distributions) made on our Series C Convertible Preferred Stock, warrants and our common stock to the non-U.S. holder, regardless of whether any tax was actually withheld. Copies of these information returns may also be made available under the provisions of a specific treaty or agreement to the tax authorities of the country in which the non-U.S. holder resides or is established.

        Information reporting and backup withholding may apply to the proceeds of a sale or other taxable disposition of our Series C Convertible Preferred Stock, warrants or our common stock within the United States, and information reporting may (although backup withholding generally will not) apply to the proceeds of a sale or other taxable disposition of our Series C Convertible Preferred Stock, warrants or our common stock outside the United States conducted through certain U.S.- related financial intermediaries, in each case, unless the beneficial owner certifies under penalty of perjury that it is a non-U.S. holder on IRS Form W-8BEN or W-8BEN-E, or other applicable form (and the payor does not have actual knowledge or reason to know that the beneficial owner is a U.S. person) or such owner otherwise establishes an exemption. Proceeds of a disposition of our Series C Convertible Preferred Stock, warrants or our common stock conducted through a non-U.S. office of a non-U.S. broker generally will not be subject to backup withholding or information reporting.

        Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against a non-U.S. holder's U.S. federal income tax liability, provided the required information is timely furnished to the IRS.

Additional Withholding Tax on Payments Made to Foreign Accounts

        Withholding taxes may be imposed under the Foreign Account Tax Compliance Act, or FATCA, on certain types of payments made to non-U.S. financial institutions and certain other non-U.S. entities. Specifically, a 30% withholding tax may be imposed on dividends (including deemed dividends) paid on our common stock or warrants, or gross proceeds from the sale or other disposition of our Series C Convertible Preferred Stock, warrants or our common stock paid to a "foreign financial institution" or a "non-financial foreign entity" (each as defined in the Code), unless (1) the foreign financial institution undertakes certain diligence and reporting obligations, (2) the non-financial foreign entity either certifies it does not have any "substantial United States owners" (as defined in the Code) or furnishes identifying information regarding each substantial United States owner, or (3) the foreign financial institution or non-financial foreign entity otherwise qualifies for an exemption from these rules. If the payee is a foreign financial institution and is subject to the diligence and reporting requirements in (1) above, it must enter into an agreement with the U.S. Department of the Treasury requiring, among other things, that it undertake to identify accounts held by certain "specified United States persons" or "United States-owned foreign entities" (each as defined in the Code), annually report certain information about such accounts, and withhold 30% on certain payments to non-compliant foreign financial institutions and certain other account holders. Foreign financial institutions located in jurisdictions that have an intergovernmental agreement with the United States governing FATCA may be subject to different rules.

        Under the applicable Treasury Regulations and administrative guidance, withholding under FATCA generally applies to payments of dividends (including deemed dividends), and will apply to payments of gross proceeds from the sale or other disposition of our Series C Convertible Preferred Stock, warrants or our common stock on or after January 1, 2019. Because we may not know the extent to which a distribution is a dividend for U.S. federal income tax purposes at the time it is made, for purposes of these withholding rules we or the applicable withholding agent may treat the entire distribution as a dividend. Prospective investors should consult their tax advisors regarding the potential application of these withholding provisions.

DESCRIPTION OF SECURITIES

Preferred Stock

        We may issue shares of our preferred stock from time to time, in one or more series. Under our certificate of incorporation, our board of directors has the authority, without further action by stockholders, to designate up to 20,000,000 shares of preferred stock in one or more series and to fix the rights, preferences, privileges, qualifications and restrictions granted to or imposed upon the preferred stock, including dividend rights, conversion rights, voting rights, rights and terms of redemption, liquidation preference and sinking fund terms, any or all of which may be greater than the rights of the common stock.

        If we issue preferred stock, we will fix the rights, preferences, privileges, qualifications and restrictions of the preferred stock of each series that we sell under this prospectus and applicable prospectus supplements in the certificate of designations relating to that series. If we issue preferred stock, we will incorporate by reference into the registration statement of which this prospectus is a part the form of any certificate of designations that describes the terms of the series of preferred stock we are offering before the issuance of the related series of preferred stock. We urge you to read the prospectus supplement related to any series of preferred stock we may offer, as well as the complete certificate of designations that contains the terms of the applicable series of preferred stock.

Series C Convertible Preferred Stock

        We will authorize the Series C Convertible Preferred Stock by filing a certificate of designation with the Secretary of State of Delaware. The certificate of designation may be authorized by our Board without approval by our stockholders.

        Conversion.    Each share of Series C Convertible Preferred Stock will be convertible, at our option at any time on or after the first anniversary of the closing of the rights offering or at the option of the holder at any time, into the number of shares of our common stock determined by dividing the $            stated value per share of the Series C Convertible Preferred Stock by a conversion price of $            per share. In addition, the conversion price per share is subject to adjustment for stock dividends, distributions, subdivisions, combinations or reclassifications. Subject to limited exceptions, a holder of the Series C Convertible Preferred Stock will not have the right to convert any portion of the Series C Convertible Preferred Stock to the extent that, after giving effect to the conversion, the holder, together with its affiliates, would beneficially own in excess of 9.99% of the number of shares of our common stock outstanding immediately after giving effect to its conversion.

        Fundamental Transactions.    In the event we effect certain mergers, consolidations, sales of substantially all of our assets, tender or exchange offers, reclassifications or share exchanges in which our common stock is effectively converted into or exchanged for other securities, cash or property, we consummate a business combination in which another person acquires 50% of the outstanding shares of our common stock, or any person or group becomes the beneficial owner of 50% of the aggregate ordinary voting power represented by our issued and outstanding common stock, then, upon any subsequent conversion of the Series C Convertible Preferred Stock, the holders of the Series C Convertible Preferred Stock will have the right to receive any shares of the acquiring corporation or other consideration it would have been entitled to receive if it had been a holder of the number of shares of common stock then issuable upon conversion in full of the Series C Convertible Preferred Stock.

        Dividends.    Holders of Series C Convertible Preferred Stock shall be entitled to receive dividends (on an as-if-converted-to-common-stock basis) in the same form as dividends actually paid on shares of the common stock when, as and if such dividends are paid on shares of common stock.

        Voting Rights.    Except as otherwise provided in the certificate of designation or as otherwise required by law, the Series C Convertible Preferred Stock has no voting rights.

        Liquidation Preference.    Upon our liquidation, dissolution or winding-up, whether voluntary or involuntary, holders of Series C Convertible Preferred Stock will be entitled to receive out of our assets, whether capital or surplus, an amount equal to the $            stated value per share for each share of Series C Convertible Preferred Stock before any distribution or payment shall be made to the holders of any junior securities.

        Redemption Rights.    We are not obligated to redeem or repurchase any shares of Series C Convertible Preferred Stock. Shares of Series C Convertible Preferred Stock are not otherwise entitled to any redemption rights, or mandatory sinking fund or analogous provisions.

Warrants

Warrants Included in Units Issuable in the Rights Offering

        The warrants to be issued as a part of this rights offering will be designated as our "Series     " warrants. These warrants will be separately transferable following their issuance and through their expiration            years from the date of issuance. Each warrant will entitle the holder to purchase             share of common stock at an exercise price of $            per share from the date of issuance through its expiration. We may apply to have the warrants listed for trading on Nasdaq under the symbol "            ," however, there is no assurance that a sufficient number of subscription rights will be exercised so that the warrants will meet the minimum listing criteria to be accepted for listing on Nasdaq. The common stock underlying the warrants, upon issuance, will also be traded on Nasdaq under the symbol "CTRV."

        All warrants that are purchased in the rights offering as part of the units will be issued in book-entry, or uncertificated, form meaning that you will receive a DRS account statement from our transfer agent reflecting ownership of warrants if you are a holder of record of shares or warrants. The subscription agent will arrange for the issuance of the warrants as soon as practicable after the closing, which will occur as soon as practicable after the rights offering has expired but which may occur up to five business days thereafter. At closing, all prorating calculations and reductions contemplated by the terms of the rights offering will have been effected and payment to us for the subscribed-for units will have cleared. If you hold your shares of common stock in the name of a bank, broker, dealer, or other nominee, DTC will credit your account with your nominee with the warrants you purchased in the rights offering.

        Exercisability.    Each warrant will be exercisable at any time and will expire            years from the date of issuance. The warrants will be exercisable, at the option of each holder, in whole or in part by delivering to us a duly executed exercise notice and payment in full for the number of shares of our common stock purchased upon such exercise, except in the case of a cashless exercise as discussed below.

        The number of shares of common stock issuable upon exercise of the warrants is subject to adjustment in certain circumstances, including a stock split of, stock dividend on, or a subdivision, combination or recapitalization of the common stock. Upon the merger, consolidation, sale of substantially all of our assets, or other similar transaction, the holders of warrants shall, at the option of the company, be required to exercise the warrants immediately prior to the closing of the transaction, or such warrants shall automatically expire. Upon such exercise, the holders of warrants shall participate on the same basis as the holders of common stock in connection with the transaction.

        Cashless Exercise.    If at any time there is no effective registration statement registering, or the prospectus contained therein is not available for issuance of, the shares issuable upon exercise of the warrant, the holder may exercise the warrant only on a cashless basis. When exercised on a cashless basis, a portion of the warrant is cancelled in payment of the purchase price payable in respect of the number of shares of our common stock purchasable upon such exercise.

        Exercise Price.    Each warrant represents the right to purchase            share of common stock at an exercise price of $            per share. In addition, the exercise price per share is subject to adjustment for stock dividends, distributions, subdivisions, combinations, or reclassifications. Subject to limited exceptions, a holder of warrants will not have the right to exercise any portion of the warrant to the extent that, after giving effect to the exercise, the holder, together with its affiliates, and any other person acting as a group together with the holder or any of its affiliates, would beneficially own in excess of 4.99% of the number of shares of our common stock outstanding immediately after giving effect to its exercise. The holder, upon notice to the Company, may increase or decrease the beneficial ownership limitation provisions of the warrant, provided that in no event shall the limitation exceed 9.99% of the number of shares of our common stock outstanding immediately after giving effect to the exercise of the warrant.

        Transferability.    Subject to applicable laws and restrictions, a holder may transfer a warrant upon surrender of the warrant to us with a completed and signed assignment in the form attached to the warrant. The transferring holder will be responsible for any tax that liability that may arise as a result of the transfer.

        Exchange Listing.    We may apply to list the warrants on Nasdaq under the symbol "            ," although there is no assurance that a sufficient number of subscription rights will be exercised so that the warrants will meet the minimum listing criteria to be accepted for listing on Nasdaq.

        Rights as Stockholder.    Except as set forth in the warrant, the holder of a warrant, solely in such holder's capacity as a holder of a warrant, will not be entitled to vote, to receive dividends, or to any of the other rights of our stockholders.

        Redemption Rights.    We may redeem the warrants for $            per warrant if our common stock closes above $            per share for ten consecutive trading days, provided that we may not do so prior to the first anniversary of closing of the rights offering.

        Amendments and Waivers.    The provisions of each warrant may be modified or amended or the provisions thereof waived with the written consent of us and the holder.

        The warrants will be issued pursuant to a warrant agent agreement by and between us and Philadelphia Stock Transfer, Inc., the warrant agent.

Series A Preferred Stock

        On October 14, 2014, we filed a Certificate of Designation, Preference and Rights of Series A Convertible Preferred Stock (the "Series A Preferred Stock") with the Secretary of State of the State of Delaware. The number of shares of Series A Preferred Stock designated is 1,250,000 and each share of Series A Preferred Stock has a stated value equal to $10.00 (the "Series A Stated Value").

        Voting Rights.    Except as otherwise provided therein and as otherwise prohibited by law, the Series A Preferred Stock shall have voting rights on an as converted basis. So long as any shares of Series A Preferred Stock are outstanding, the Company shall not, without the affirmative vote of the Holders of the shares of the Series A Preferred Stock then outstanding, (a) alter or change adversely the powers, preferences or rights given to the Series A Preferred Stock or alter or amend the Certificate of Designation, (b) authorize or create any class of stock ranking as to dividends, redemption or distribution of assets upon a Series A Liquidation (as defined herein) senior to or otherwise pari passu with the Series A Preferred Stock, or (c) enter into any agreement with respect to the foregoing.

        Liquidation.    Upon any liquidation, dissolution or winding-up of the Company, whether voluntary or involuntary (a "Series A Liquidation"), the holders shall be entitled to receive out of the assets of the Company, whether such assets are capital or surplus, for each share of Series A Preferred Stock an amount equal to 100% of the Series A Stated Value per share plus any other fees or liquidated damages owing thereon before any distribution or payment shall be made to the holders of any junior securities, and if the assets of the Company shall be insufficient to pay in full such amounts, then the entire assets to be distributed to the holders shall be distributed among the holders ratably in accordance with the respective amounts that would be payable on such shares if all amounts payable thereon were paid in full.

        Conversions at Option of Holder.    Each share of Series A Preferred Stock shall be convertible into that number of shares of Common Stock determined by dividing the Series A Stated Value of such share of Series A Preferred Stock by $0.48 (the "Series A Conversion Price"), at the option of the holder, at any time and from time to time from and after October 14, 2014.

        Subsequent Equity Sales.    If, at any time while this Series A Preferred Stock is outstanding, the Company sells or grants any option to purchase or sells or grants any right to reprice its securities, or otherwise disposes of or issues (or announces any sale, grant or any option to purchase or other disposition) any common stock or common stock equivalents entitling any person to acquire shares of common stock (a "Series A Subsequent Financing") at an effective price per share that is lower than the then Series A Conversion Price (such lower price, the "Series A Base Conversion Price" and such issuances collectively, a "Series A Dilutive Issuance") (if the holder of the common stock or common stock equivalents so issued shall at any time, whether by operation of purchase price adjustments, reset provisions, floating conversion, exercise or exchange prices or otherwise, or due to warrants, options or rights per share which are issued in connection with such issuance, be entitled to receive shares of common stock at an effective price per share that is lower than the Series A Conversion Price, such issuance shall be deemed to have occurred for less than the Series A Conversion Price on such date of the Series A Dilutive Issuance), the Series A Conversion Price then in effect shall be reduced to the Series A Base Conversion Price. The holder's rights under this section shall terminate upon the Company completing a Series A Subsequent Financing at an effective price per share equal to or greater than the Series A Conversion Price then in effect which results in minimum gross proceeds to the Company of $20 million.

        Lock-Up.    The shares of Series A Preferred Stock and the shares of common stock underlying the shares of Series A Preferred Stock were subject to a lock-up agreement until July 31, 2016.

        Registration Rights.    In the event we close a Series A Subsequent Financing of common or preferred stock, which does not include any warrants or convertible securities, at an effective price per share that is lower than 160% ("Series A Premium Price") of the then Series A Conversion Price (the "Series A Registration Price") and the purchasers of the securities in the Series A Subsequent Financing are given registration rights for such securities or such securities are issued on a registered basis, the holders shall receive at such time (i) equivalent registration rights for the Series A Preferred Stock and the shares issuable upon conversion of the Series A Preferred Stock in the event purchasers of the securities in the Series A Subsequent Financing receive registration rights or (ii) demand registration rights in the event purchasers of the securities in the Series A Subsequent Financing receive registered shares. In the event, the Series A Subsequent Financing includes warrants or other convertible securities, the Series A Premium Price shall increase by 1% for every 1% of warrant or other convertible security coverage in the Subsequent Financing. The holder's rights under this section shall terminate upon us completing a Series A Subsequent Financing at an effective price per share equal to or greater than the Series A Registration Price which results in minimum gross proceeds to us of $20 million.

Series B Preferred Stock

        On December 18, 2014, we filed a Certificate of Designation, Preference and Rights of Series B Convertible Preferred Stock (the "Series B Preferred Stock") with the Secretary of State of the State of Delaware. The number of shares of Series B Preferred Stock designated is 120,000 and each share of Series B Preferred Stock has a stated value equal to $10.00 (the "Series B Stated Value").

        Voting Rights.    Except as otherwise provided therein and as otherwise prohibited by law, the Series B Preferred Stock shall have voting rights on an as converted basis. So long as any shares of Series B Preferred Stock are outstanding, we shall not, without the affirmative vote of the holders of the shares of the Series B Preferred Stock then outstanding, (a) alter or change adversely the powers, preferences or rights given to the Series B Preferred Stock or alter or amend the Certificate of Designation, (b) authorize or create any class of stock ranking as to dividends, redemption or distribution of assets upon a Series B Liquidation (as defined herein) senior to or otherwise pari passu with the Series B Preferred Stock, or (c) enter into any agreement with respect to the foregoing.

        Liquidation.    Upon any liquidation, dissolution or winding-up of us, whether voluntary or involuntary (a "Series B Liquidation"), the holders shall be entitled to receive out of our assets, whether such assets are capital or surplus, for each share of Series B Preferred Stock an amount equal to 100% of the Series B Stated Value per share plus any other fees or liquidated damages owing thereon on a pari passu basis with the holders of Series A Preferred Stock and before any distribution or payment shall be made to the holders of any junior securities, and if our assets shall be insufficient to pay in full such amounts, then the entire assets to be distributed to the holders shall be distributed among the holders, and the holders of Series A Preferred Stock, ratably in accordance with the respective amounts that would be payable on such shares if all amounts payable thereon were paid in full.

        Conversions at Option of Holder.    Each share of Series B Preferred Stock shall be convertible into that number of shares of common stock determined by dividing the Series B Stated Value of such share of Series B Preferred Stock by $1.12 (the "Series B Conversion Price"), at the option of the holder.

        Subsequent Equity Sales.    If, at any time while this Series B Preferred Stock is outstanding, we sell or grant any option to purchase or sells or grants any right to reprice its securities, or otherwise disposes of or issues (or announces any sale, grant or any option to purchase or other disposition) any common stock or common stock equivalents entitling any person to acquire shares of Common Stock (a "Series B Subsequent Financing") at an effective price per share that is lower than the then Series B Conversion Price (such lower price, the "Series B Base Conversion Price" and such issuances collectively, a "Series B Dilutive Issuance") (if the holder of the common stock or common stock equivalents so issued shall at any time, whether by operation of purchase price adjustments, reset provisions, floating conversion, exercise or exchange prices or otherwise, or due to warrants, options or rights per share which are issued in connection with such issuance, be entitled to receive shares of common stock at an effective price per share that is lower than the Series B Conversion Price, such issuance shall be deemed to have occurred for less than the Series B Conversion Price on such date of the Series B Dilutive Issuance), the Series B Conversion Price then in effect shall be reduced to the Series B Base Conversion Price. The Holder's rights under this Section shall terminate upon the Company completing a Series B Subsequent Financing at an effective price per share equal to or greater than the Series B Conversion Price then in effect which results in minimum gross proceeds to us of $20 million.

        Registration Rights.    In the event we close a Series B Subsequent Financing of common or preferred stock, which does not include any warrants or convertible securities, at an effective price per share that is lower than 160% ("Series B Premium Price") of the then Series B Conversion Price (the "Series B Registration Price") and the purchasers of the securities in the Series B Subsequent Financing are given registration rights for such securities or such securities are issued on a registered basis, the holders shall receive at such time (i) equivalent registration rights for the Series B Preferred Stock and the shares of common stock issuable upon conversion of the Series B Preferred Stock in the event purchasers of the securities in the Series B Subsequent Financing receive registration rights or (ii) demand registration rights in the event purchasers of the securities in the Series B Subsequent Financing receive registered shares. In the event, the Series B Subsequent Financing includes warrants or other convertible securities, the Series B Premium Price shall increase by 1% for every 1% of warrant or other convertible security coverage in the Series B Subsequent Financing. The holder's rights under this Section shall terminate upon the Company completing a Series B Subsequent Financing at an effective price per share equal to or greater than the Series B Registration Price which results in minimum gross proceeds to us of $20 million.

Common Stock

        Holders of common stock are entitled to receive ratably dividends out of funds legally available, if and when declared from time to time by our Board. We have never paid any cash dividends on our common stock and our Board does not anticipate that we will pay cash dividends in the foreseeable future. The future payment of dividends, if any, on our common stock is within the discretion of the Board and will depend upon earnings, capital requirements, financial condition and other relevant factors. Holders of common stock are entitled to one vote for each share held on each matter to be voted on by stockholders. There is no cumulative voting in the election of directors. In the event of liquidation, dissolution or winding up of the affairs of us, holders of common stock are to share in all assets remaining after the payment of liabilities and any preferential distributions payable to preferred stockholders, if any. The holders of common stock have no preemptive or conversion rights and are not subject to further calls or assessments. There are no redemption or sinking fund provisions applicable to the common stock. The rights of the holders of the common stock are subject to any rights that may be fixed for holders of preferred stock, if any. All of the outstanding shares of common stock are fully paid and non-assessable.

  Anti-Takeover Devices

        Certain provisions of our Certificate of Incorporation and Bylaws, which are summarized in the following paragraphs, may have the effect of discouraging potential acquisition proposals or making a tender offer or delaying or preventing a change in control, including changes a stockholder might consider favorable. Such provisions may also prevent or frustrate attempts by our stockholders to replace or remove our management. In particular, the Certificate of Incorporation and Bylaws and Delaware law, as applicable, among other things:

  •
  provide the board of directors with the ability to alter the bylaws without stockholder approval;

  •
  place limitations on the removal of directors; and

  •
  provide that vacancies on the board of directors may be filled by a majority of directors in office, although less than a quorum.

        These provisions are expected to discourage certain types of coercive takeover practices and inadequate takeover bids and to encourage persons seeking to acquire control of us to first negotiate with its board. These provisions may delay or prevent someone from acquiring or merging with us, which may cause our market price of our common stock to decline.

        Blank Check Preferred.    Our Board of Directors is authorized to create and issue from time to time, without stockholder approval, up to an aggregate of 20,000,000 shares of preferred stock in one or more series and to establish the number of shares of any series of preferred stock and to fix the designations, powers, preferences and rights of the shares of each series and any qualifications, limitations or restrictions of the shares of each series.

        The authority to designate preferred stock may be used to issue series of preferred stock, or rights to acquire preferred stock, that could dilute the interest of, or impair the voting power of, holders of the common stock or could also be used as a method of determining, delaying or preventing a change of control.

        Advance Notice Bylaws.    The Bylaws contain an advance notice procedure for stockholder proposals to be brought before any meeting of stockholders, including proposed nominations of persons for election to our Board of Directors. Stockholders at any meeting will only be able to consider proposals or nominations specified in the notice of meeting or brought before the meeting by or at the direction of our Board of Directors or by a stockholder who was a stockholder of record on the record date for the meeting, who is entitled to vote at the meeting and who has given our corporate secretary timely written notice, in proper form, of the stockholder's intention to bring that business before the meeting. Although the Bylaws do not give our Board of Directors the power to approve or disapprove stockholder nominations of candidates or proposals regarding other business to be conducted at a special or annual meeting, the Bylaws may have the effect of precluding the conduct of certain business at a meeting if the proper procedures are not followed or may discourage or deter a potential acquirer from conducting a solicitation of proxies to elect its own slate of directors or otherwise attempting to obtain control of us.

        Interested Stockholder Transactions.    We are subject to Section 203 of the DGCL which, subject to certain exceptions, prohibits "business combinations" between a publicly-held Delaware corporation and an "interested stockholder," which is generally defined as a stockholder who becomes a beneficial owner of 15% or more of a Delaware corporation's voting stock for a three-year period following the date that such stockholder became an interested stockholder.

  Transfer Agent and Registrar

        The Transfer Agent and Registrar for our common stock is Philadelphia Stock Transfer, Inc.

  Quotation

        Our common stock is currently quoted on the NASDAQ Capital Market under the symbol "CTRV". We may apply to list the warrants for trading on Nasdaq under the symbol "            ," but there can be no assurance that a sufficient number of subscription rights will be exercised so that the warrants will meet minimum listing criteria to be accepted for listing on Nasdaq or that a market will develop for the warrants.

PLAN OF DISTRIBUTION

        We will distribute rights certificates and copies of this prospectus to those persons who were holders of our common stock or who were holders of certain outstanding warrants on                        , 2018, the record date for the rights offering, promptly following the effective date of the registration statement of which this prospectus forms a part. We are offering the rights and the shares of common stock underlying the rights directly to you. Those directors and officers of the Company who may assist in the rights offering will not register with the SEC as brokers in reliance on certain safe harbor provisions contained in Rule 3a4-1 under the Exchange Act. Philadelphia Stock Transfer is acting as our subscription agent to effect the exercise of the rights and the issuance of the underlying common stock. Therefore, while certain of our director, officers or employees may solicit responses from you, they will not receive any commissions or compensation for those services.

Delivery of Series C Convertible Preferred Stock and Warrants

        If your shares are held in the name of a broker, dealer, custodian bank or other nominee, then you should send your subscription documents and subscription payment to that record holder. If you are the record holder, then you should send your subscription documents, rights certificate, notice of guaranteed delivery and subscription payment to the address provided below. If sent by mail, we recommend that you send documents and payments by registered mail, properly insured, with return receipt requested, and that a sufficient number of days be allowed to ensure delivery to the subscription agent. Do not send or deliver these materials to the Company.

By Registered Certified or Express Mail	Overnight Courier

        See "The Rights Offering—Method of Exercising Subscription Rights." If you have any questions regarding the Company or the rights offering, or you have any questions regarding completing a rights certificate or submitting payment in the rights offering, please contact the subscription agent, Philadelphia Stock Transfer, toll free at                        , or by mail at                                    .

        Other than as described in this prospectus, we do not know of any existing agreements between any stockholder, broker, dealer, underwriter or agent relating to the sale or distribution of the underlying securities.

        Maxim Group LLC is the dealer-manager of this rights offering. In such capacity, such dealer-manager will provide marketing assistance and financial advice (including determining the subscription price and the structure of the rights offering) to us in connection with this offering and will solicit the exercise of basic subscription rights and participation in the over-subscription privilege. The dealer-manager will provide us with updated investor feedback and recommendations on pricing and structure through to the end of the subscription period. The dealer-manager is not underwriting or placing any of the basic subscription rights and does not make any recommendation with respect to such basic subscription rights (including with respect to the exercise or expiration of such basic subscription rights.

        In connection with this rights offering, we have agreed to pay fees to Maxim Group LLC as dealer-manager a cash fee equal to 6.0% of the gross proceeds received by us directly from exercises of the subscription rights. We advanced $20,000 to Maxim Group LLC for its anticipated out-of-pocket expenses related to the offering (the "Advance"). Any portion of the Advance not offset by actual expenses will be returned to us. In addition, we have agreed to pay to the dealer-manager a non-accountable expense allowance equal to $30,000.

        Subject to completion of this offering, we have agreed to grant to the dealer-manager a warrant (the "Dealer-Manager Warrant") to purchase a number of shares of common stock equal to four percent (4%) of the total number of shares issuable upon conversion of the Series C Convertible Preferred Stock sold in this rights offering at the initial conversion price of $            per share. The Dealer-Manager Warrant shall not be exercisable for six (6) months from the effective date of the registration statement and shall expire five (5) years after such effective date. The Dealer-Manager Warrant shall be exercisable at a price per share equal to 110% of conversion price of the Series C Convertible Preferred Stock. The Dealer-Manager Warrant shall not be redeemable. The Dealer-Manager Warrant shall not be sold, transferred, assigned or hypothecated for a period of six (6) months from the effective date of registration statement, except that it may be assigned, in whole or in part, to any successor, officer, or partner of the Dealer-Manager (or to officers or partners of any such successor) and shall contain unlimited piggy-back registration rights for 5 years from the effective date.

        We have also agreed to indemnify the dealer-manager and its respective affiliates against certain liabilities arising under the Securities Act. The dealer-manager's participation in this offering is subject to customary conditions contained in the dealer-manager agreement, including the receipt by the dealer-manager of an opinion of our counsel. The dealer-manager and its affiliates may provide to us from time to time in the future in the ordinary course of their business certain financial advisory, investment banking and other services for which they will be entitled to receive fees.

        Maxim Group LLC is a broker-dealer registered with the U.S. Securities and Exchange Commission and a member of the Financial Industry Regulatory Authority, Inc. The principal business address of Maxim Group LLC is 405 Lexington Avenue, New York, New York 10174.

 DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

        Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

EXPERTS

        The consolidated financial statements as of December 31, 2017 and for the six month transition period ended December 31, 2017 and as of June 30, 2017 and 2016 and the years then ended incorporated by reference in this Prospectus have been so incorporated in reliance on the report of BDO USA, LLP, an independent registered public accounting firm (the report on the consolidated financial statements contains an explanatory paragraph regarding the Company's ability to continue as a going concern), incorporated by reference herein, given on the authority of said firm as experts in auditing and accounting.

LEGAL MATTERS

        Certain legal matters relating to the validity of the securities offered by this prospectus will be passed upon for us by Sheppard, Mullin, Richter & Hampton LLP New York, New York.

 WHERE YOU CAN FIND ADDITIONAL INFORMATION

        The Company files annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any document filed by the Company at the SEC's Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. The Company's filings with the SEC are also available to the public at the SEC's Internet web site at http://www.sec.gov.

        Statements contained in this prospectus as to the contents of any contract or other document are not necessarily complete, and in each instance we refer you to the copy of the contract or document filed as an exhibit to the registration statement, each such statement being qualified in all respects by such reference.

INFORMATION INCORPORATED BY REFERENCE

        The SEC allows the Company to "incorporate by reference" the information that is filed by the Company with the SEC, which means that the Company can disclose important information to you by referring you to those documents. The documents incorporated by reference are:

          1.     The Company's Annual Report on Form 10-K for the year ended June 30, 2017, filed with the SEC on September 28, 2017;

          2.     The Company's Transition Report on Form 10-KT for the transition period from July 1, 2017 to December 31, 2017, filed with the SEC on March 26, 2018;

          3.     The Company's Quarterly Reports on Form 10-Q for the quarters ended September 30, 2017 and March 31, 2018;

          4.     The Company's Definitive Proxy Statements filed on October 27, 2017 and January 24, 2018;

          5.     The Company's Current Reports on Form 8-K filed on October 3, 2017, October 17, 2017, October 19, 2017, October 24, 2017, November 6, 2017, December 8, 2017, December 13, 2017, December 18, 2017, December 21, 2017, January 2, 2018, January 3, 2018, February 5, 2018, February 6, 2018, February 9, 2018, February 12, 2018, February 21, 2018, February 22, 2018, March 9, 2018 and April 13, 2018;

          6.     The description of the Company's common stock contained in the registration statement on Form 8-A filed with the Commission on February 24, 2015 pursuant to Section 12 of the Exchange Act of 1934, as amended (the "Exchange Act"), including any amendment or report filed for the purpose of updating that description; and

          7.     All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, after the date of the original Registration Statement and prior to effectiveness of the registration statement of which this prospectus is a part, provided that all documents "furnished" by the Company to the SEC and not "filed" are not deemed incorporated by reference herein.

        Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement. Under no circumstances will any information filed under items 2.02 or 7.01 of Form 8-K be deemed to be incorporated by reference unless such Form 8-K expressly provides to the contrary.

        The Company will provide, without charge, to each person, including any beneficial owner, to whom a copy of this prospectus is delivered, upon such person's written or oral request, a copy of any and all of the information incorporated by reference in this prospectus, other than exhibits to such documents, unless such exhibits are specifically incorporated by reference into the information that this prospectus incorporates. Requests should be directed to the Secretary at ContraVir Pharmacueticals, Inc., 399 Thornall Street, First Floor, Edison, New Jersey, 08837, phone (732) 902-4000. You may also find these documents in the "Investors" section of our website, www.contravir.com. The information on our website is not incorporated into this prospectus.

PROSPECTUS

Subscription Rights to Purchase Up to      Units
Consisting of an Aggregate of Up to      Shares of Series C Convertible Preferred Stock and Warrants to Purchase Up to      Shares of Common Stock at a Subscription Price of $1,000 Per Unit

Dealer-Manager

Maxim Group LLC

                , 2018

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13.    Other Expenses of Issuance and Distribution

        The following are the estimated expenses of the distribution of the Shares registered hereunder on Form S-1 (the amounts set forth above are estimate, except the SEC Registration Fee:

Registration Fee—Securities and Exchange Commission		$2,490
FINRA filing fee		$3,500
Accountants Fees and Expenses	$		*
Legal Fees and Expenses	$		*
Miscellaneous	$		*

Total	$		*

*
To be provided by amendment

ITEM 14.    Indemnification of Directors and Officers.

        The DGCL authorizes corporations to limit or eliminate the personal liability of directors to corporations and their stockholders for monetary damages for breaches of directors' fiduciary duties as directors and our amended and restated certificate of incorporation includes such an exculpation provision. Our certificate of incorporation and by-laws include provisions that indemnify, to the fullest extent allowable under the DGCL, the personal liability of directors or officers for monetary damages for actions taken as a director or officer of us, or for serving at our request as a director or officer or another position at another corporation or enterprise, as the case may be. Our certificate of incorporation and by-laws also provide that we must indemnify and advance reasonable expenses to our directors and officers, subject to our receipt of an undertaking from the indemnified party as may be required under the DGCL. Our certificate of incorporation expressly authorizes us to carry directors' and officers' insurance to protect us, our directors, officers and certain employees for some liabilities. The limitation of liability and indemnification provisions in our amended and restated certificate of incorporation and by-laws may discourage stockholders from bringing a lawsuit against directors for breach of their fiduciary duty. These provisions may also have the effect of reducing the likelihood of derivative litigation against our directors and officers, even though such an action, if successful, might otherwise benefit us and our stockholders. However, these provisions do not limit or eliminate our rights, or those of any stockholder, to seek non-monetary relief such as injunction or rescission in the event of a breach of a director's duty of care. The provisions do not alter the liability of directors under the federal securities laws. In addition, your investment may be adversely affected to the extent that, in a class action or direct suit, we pay the costs of settlement and damage awards against directors and officers pursuant to these indemnification provisions. There is currently no pending material litigation or proceeding against any of our directors, officers or employees for which indemnification is sought.

ITEM 16.    Exhibit Index.

        See Exhibit Index set forth on page            to this Registration Statement.

ITEM 17.    Undertakings.

        The undersigned registrant hereby undertakes:

          (1)   To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

              (i)  To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

             (ii)  To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

            (iii)  To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

  provided, however, that paragraphs (a)(1)(i), (a)(1)(ii) and (a)(1)(iii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

          (2)   That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3)   To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

          (4)   That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

            (A)  Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in this Registration Statement; and

            (B)  Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by Section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of this Registration Statement or made in any such document immediately prior to such effective date.

          (5)   That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities: The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

              (i)  Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

             (ii)  Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

            (iii)  The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

            (iv)  Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

        The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        Insofar as indemnification for liabilities arising under the Securities Act, as amended, may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue. The undersigned registrant hereby undertakes to file an application for the purpose of determining the eligibility of the trustee to act under subsection (a) of Section 310 of the Trust Indenture Act ("Act") in accordance with the rules and regulations prescribed by the Commission under Section 305(b)(2) of the Act.

EXHIBIT INDEX

Exhibit Number		Exhibit Description
1.1	**	Form of Dealer-Manager Agreement

1.2		Controlled Equity Offering Sales Agreement dated March 9, 2015 between ContraVir Pharmaceuticals, Inc. and Cantor Fitzgerald & Co. (filed as Exhibit 1.2 to the Company's registration statement on Form S-3 which was filed with the Securities and Exchange Commission on March 9, 2015 and incorporated herein by reference).

3.1	(a)	Certificate of Incorporation of ContraVir Pharmaceuticals, Inc. (filed as Exhibit 3.1 to the Company's registration statement on Form 10-12G which was filed with the Securities and Exchange Commission on August 8, 2013 and incorporated herein by reference).

3.1	(b)	Certificate of Designation, Preferences and Rights of the Series A Convertible Preferred Stock of ContraVir Pharmaceuticals, Inc. filed with the Secretary of State of the State of Delaware on October 14, 2014 (filed as Exhibit 3.1 to the Company's Current Report on Form 8-K filed with the Securities and Exchange Commission on October 14, 2014 and incorporated herein by reference).

3.1	(c)	Certificate of Designation, Preferences and Rights of the Series B Convertible Preferred Stock of ContraVir Pharmaceuticals, Inc. filed with the Secretary of State of the State of Delaware on December 18, 2014 (filed as Exhibit 3.1 to the Company's Current Report on Form 8-K filed with the Securities and Exchange Commission on December 18, 2014 and incorporated herein by reference).

3.1	(d)**	Form of Certificate of Designation of Preference, Rights and Limitations of Series C Convertible Preferred Stock

3.2		By-Laws of ContraVir Pharmaceuticals, Inc. (filed as Exhibit 3.2 to the Company's registration statement on Form 10-12G which was filed with the Securities and Exchange Commission on August 8, 2013 and incorporated herein by reference).

4.1	**	Form of Series C Preferred Stock Certificate

4.2	**	Form of Warrant Agreement

4.3	**	Form of Warrant Certificate

4.4		Secured Convertible Promissory Note, dated May 8, 2018, by and between ContraVir Pharmaceuticals, Inc. and Iliad Research and Trading, L.P. (filed as Exhibit 4.1 to the Company's Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on May 15, 2018 and incorporated herein by reference.)

5.1	**	Opinion of Sheppard, Mullin, Richter & Hampton LLP

8.1	**	Tax Opinion of Sheppard, Mullin, Richter & Hampton LLP

10.1		Amended and Restated Contribution Agreement, dated June 10, 2013, as amended and restated August 5, 2013, by and between Synergy Pharmaceuticals Inc. and ContraVir Pharmaceuticals, Inc. (filed as Exhibit 10.1 to the Company's registration statement on Form 10-12G which was filed with the Securities and Exchange Commission on August 8, 2013 and incorporated herein by reference).

Exhibit Number		Exhibit Description
10.2		Asset Purchase Agreement dated August 17, 2012 between Synergy Pharmaceuticals Inc. and Bristol-Myers Squibb Company (filed as Exhibit 10.4 to the Company's registration statement on Form 10-12G/A which was filed with the Securities and Exchange Commission on November 21, 2013 and incorporated herein by reference).†

10.3		Patent and Technology License Agreement, dated as of February 2, 2005, between University College Cardiff Consultant Limited and ContraVir Research Incorporated, an entity with no prior relationship with the Company, as amended March 27, 2007 (filed as Exhibit 10.5 to the Company's registration statement on Form 10-12G/A which was filed with the Securities and Exchange Commission on November 21, 2013 and incorporated herein by reference)†

10.4		First Amendment to Patent and Technology License Agreement, effective as of March 27, 2007, by and between University College Cardiff Consultant Limited and ContraVir Research Incorporated (filed as Exhibit 10.7 to the Company's registration statement on Form 10-12G/A which was filed with the Securities and Exchange Commission on December 24, 2013 and incorporated herein by reference).

10.5		Amended and Restated Executive Agreement, dated May 25, 2017, between ContraVir Pharmaceuticals, Inc. and James Sapirstein (filed as Exhibit 10.1 to the Company's Current Report on Form 8-K filed with the Securities and Exchange Commission on April 25, 2017 and incorporated herein by reference.)

10.6		Executive Agreement, dated April 1, 2016, between ContraVir Pharmaceuticals, Inc. and John Cavan (filed as Exhibit 10.1 to the Company's Current Report on Form 8-K filed with the Securities and Exchange Commission on March 31, 2016 and incorporated herein by reference.)

10.7		License Agreement effective as of December 2014 by and between Chimerix, Inc. and ContraVir Pharmaceuticals, Inc. (filed as Exhibit 10.2 to the Company's Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on February 12, 2015 and incorporated herein by reference).†

10.8		2013 Equity Incentive Plan (filed as Exhibit 10.1 to the Company's Form S-8 filed with the Securities and Exchange Commission on May 4, 2015 and incorporated herein by reference).

10.9		Executive Agreement, dated June 10, 2016, between ContraVir Pharmaceuticals, Inc. and Dr. Robert Foster (filed as Exhibit 10.1 to the Company's Current Report on Form 8-K filed with the Securities and Exchange Commission on June 13, 2016 and incorporated herein by reference.)

10.10		Securities Purchase Agreement, dated May 8, 2018, by and between ContraVir Pharmaceuticals, Inc. and Iliad Research and Trading, L.P. (filed as Exhibit 10.1 to the Company's Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on May 15, 2018 and incorporated herein by reference.)

10.11		Security Agreement, dated May 8, 2018, by and between ContraVir Pharmaceuticals, Inc. and Iliad Research and Trading, L.P. (filed as Exhibit 10.2 to the Company's Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on May 15, 2018 and incorporated herein by reference.)

23.1	*	Consent of BDO USA, LLP, Independent Registered Public Accounting Firm

Exhibit Number		Exhibit Description
23.2	**	Consent of Sheppard, Mullin, Richter & Hampton, LLP (Filed as part of Exhibit 5.1 to this Registration Statement on Form S-1)

24		Power of Attorney (included on signature page hereto)

99.1	**	Form of Instructions as to Use of Subscription Rights Certificates

99.2	**	Form of Letter to Shareholders Who Are Record Holders

99.3	**	Form of Letter to Brokers, Dealers, Banks and Other Nominees

99.4	**	Form of Broker Letter to Clients Who Are Beneficial Holders

99.5	**	Form of Beneficial Owner Election Form

99.6	**	Form of Nominee Holder Certification

99.7	**	Form of Notice of Important Tax Information

*
Filed herewith.

**
To be filed by amendment or as an exhibit to a report filed under the Exchange Act and incorporated herein by reference.

†
Confidential treatment is requested for certain confidential portions of this exhibit pursuant to Rule 24b-2 under the Exchange Act. In accordance with Rule 24b-2, these confidential portions have been omitted from this exhibit and filed separately with the Commission.

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Edison, New Jersey on the 18th day of May 2018.

CONTRAVIR PHARMACEUTICALS, INC.
By:	/s/ JAMES SAPIRSTEIN James Sapirstein Chief Executive Officer

        KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints James Sapirstein, his/her true and lawful attorney-in-fact and agent with full power of substitution and re-substitution, for him/her and in his/her name, place and stead, in any and all capacities to sign any or all amendments (including, without limitation, post-effective amendments) to this Registration Statement, any related Registration Statement filed pursuant to Rule 462(b) under the Securities Act of 1933, as amended, and any or all pre- or post-effective amendments thereto, and to file the same, with all exhibits thereto, and all other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully for all intents and purposes as he or she might or could do in person, hereby ratifying and confirming that said attorney-in-fact and agent, or any substitute or substitutes for him, may lawfully do or cause to be done by virtue hereof. Pursuant to the requirements of the Securities Act of 1933, the following persons in the capacities and on the dates indicated have signed this Registration Statement below.

        Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated

Signature	Title	Date

/s/ JAMES SAPIRSTEIN James Sapirstein	Chief Executive Officer and Director (Principal Executive Officer)	May 18, 2018
/s/ JOHN CAVAN John Cavan	Chief Financial Officer (Principal Financial and Accounting Officer)	May 18, 2018
/s/ GARY S. JACOB Gary S. Jacob	Chairman of the Board	May 18, 2018
/s/ JOHN P. BRANCACCIO John P. Brancaccio	Director	May 18, 2018

Signature	Title	Date

/s/ THOMAS ADAMS Thomas Adams	Director	May 18, 2018
/s/ ARNOLD LIPPA Arnold Lippa	Director	May 18, 2018
/s/ TIMOTHY BLOCK Timothy Block	Director	May 18, 2018
/s/ TAMAR HOWSON Tamar Howson	Director	May 18, 2018